Execution Version

Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

HEALTHSTREAM, INC.,

LITTRELL HOLDINGS, INC.,

HEALTHLINE SYSTEMS, INC.,

THE SHAREHOLDERS OF HEALTHLINE SYSTEMS, INC.

AND (IN HIS INDIVIDUAL CAPACITY AND AS THE

SHAREHOLDERS’ REPRESENTATIVE)

DAN LITTRELL

Execution Version

i

Execution Version

Execution Version

Execution Version

List of Annexes/Exhibits/Schedules

Annexes

Annex A	-	Defined Terms
Annex B	-	Intentionally Omitted
Annex C-1	-	Estimated Closing Date Balance Sheet
Annex C-2	-	Form Net Working Capital Calculation
Annex D	-	Excluded Employees
Annex E	-	Company’s Accounting Practices and Procedures
Annex F	-	Change of Control/Bonus Payments

Exhibits
Exhibit A	-	Form of Release
Exhibit B	-	Form of Restrictive Covenant Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Coronado Real Property Lease

Schedules Company Disclosure Schedule
Section 2.1	-	Organization and Good Standing
Section 2.2(b)	-	No Conflicts
Section 2.2(c)	-	Consents
Section 2.3	-	Financial Statements
Section 2.4(a)	-	Seller Shares
Section 2.4(b)	-	Capitalization
Section 2.4(c)	-	Subsidiaries
Section 2.4(e)	-	Indebtedness
Section 2.5(a)	-	Encumbrances
Section 2.5(b)	-	Assets
Section 2.5(c)	-	Excluded Assets
Section 2.6(a)	-	Leased Real Property
Section 2.8(a)	-	Employees
Section 2.8(b)	-	Employment Contracts
Section 2.9(a)	-	Employee Benefits
Section 2.9(h)	-	Increase or Acceleration of Employee Benefits
Section 2.10(a)	-	Legal Proceedings
Section 2.11(b)	-	Governmental Authorizations
Section 2.13	-	Insurance
Section 2.14(a)	-	Company Contracts
Section 2.14(b)	-	Material Company Contract Defaults
Section 2.14(c)	-	Certain Categories of Material Company Contracts
Section 2.15(a)	-	Company-Owned Intellectual Property
Section 2.15(d)	-	IP Licenses
Section 2.15(i)	-	Company-Owned Software
Section 2.15(j)	-	Open Source Technology
Section 2.15(m)	-	Systems
Section 2.16	-	Related Persons
Section 2.17	-	No Undisclosed Liabilities
Section 2.18	-	Absence of Certain Changes and Events
Section 2.20(a)	-	Material Customers

Execution Version

Section 2.20(b)	-	Material Suppliers
Section 2.22	-	Bank Accounts
Section 2.24	-	Directors and Officers

v

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”), made and entered into as of February 12, 2015, is by and among HealthStream, Inc., a Tennessee corporation (“HealthStream”), Littrell Holdings, Inc., a Delaware corporation, (the “Seller”), HealthLine Systems, Inc., a California corporation (the “Company”; for the avoidance of doubt, the references to the Company herein will also include, where applicable, the California limited liability company that will become the legal successor to HealthLine Systems, Inc. as a result of the Restructuring), the Littrell Family Trust dated November 7, 1990, the Nancy Littrell 2012 Spouse and Family Trust dated December 21, 2012 and the Dan Littrell 2012 Family Gift Trust dated December 21, 2012 (individually, a “Shareholder” and collectively, the “Shareholders”) and Dan Littrell in his individual capacity (“Littrell”) and as the Shareholders’ Representative (as defined below). Capitalized terms used herein and not otherwise defined herein are defined as set forth in Annex A attached hereto.

RECITALS

WHEREAS, subsequent to the date hereof and prior to Closing, (i) the Shareholders will contribute to Seller all of the stock of the Company, and as a result of such contribution, the Company will become a wholly-owned subsidiary of Seller, (ii) effective upon such contribution, Seller will elect to treat the Company as a qualified subchapter S subsidiary for federal Income Tax purposes such that the contribution will be treated as a tax free reorganization of the Company pursuant to Section 368(a)(1)(F) of the Code, and (iii) following the effectiveness of such election, the Company and any of its Subsidiaries that are treated as corporations or “qualified subchapter S subsidiaries” for federal income Tax purposes (other than Excluded Subsidiaries) will be converted into a limited liability company(ies) under applicable law and be treated as a disregarded entity(ies) for federal Income Tax purposes (the steps described in (i) through (iii) are referred to herein as the “Restructuring”);

WHEREAS, following the Restructuring (i) the Shareholders will own all of the issued and outstanding shares of the capital stock of Seller, and (ii) Seller will own all of the membership interests (the “Membership Interests”) of the Company, which will constitute the only outstanding equity interests of the Company; and

WHEREAS, the Seller desires to sell all of the Membership Interests, and HealthStream desires to acquire all of the Membership Interests, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

MEMBERSHIP INTEREST PURCHASE

Section 1.1 Sale and Transfer of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to HealthStream, and HealthStream shall purchase and acquire from the Seller all of the Seller’s rights, title and interest in and to the Membership Interests, free and clear of all Encumbrances.

Execution Version

Section 1.2 Purchase Price.

(a) Purchase Price. The total purchase price (the “Purchase Price”) payable by HealthStream to the Seller for the Membership Interests will be (A) (i) $88,000,000 in cash, minus (ii) outstanding Indebtedness of the Company as of the Closing (the “Closing Indebtedness Amount”), plus (iii) the total Estimated Closing Cash Amount, minus (iv) unpaid Transaction Expenses as of the Closing, plus or minus (v) the Estimated Closing Adjustment payable as set forth in Section 1.3(a) below (the sum of (i) through (v) the “Cash Consideration”), plus or minus (B) the Final Adjustment Amount payable after the Closing as set forth in Section 1.3(a) below.

(b) Payments at Closing. At the Closing, the Purchase Price, prior to adjustment on account of the Final Adjustment Amount, will be delivered by HealthStream to the Seller as follows: (i) the Cash Consideration, less the Escrowed Cash, will be delivered by wire transfer to the Seller as provided in Section 1.5(b)(i) and (ii) $6,750,000 (the “Escrowed Cash”) will be paid to the Escrow Agent by wire transfer pursuant to the Escrow Agreement. The Escrowed Cash will be distributed following the Closing by the Escrow Agent to the Seller, and/or HealthStream, as applicable, pursuant to the terms of the Escrow Agreement. The Final Adjustment Amount will be paid following the Closing in accordance with Section 1.3(a).

Section 1.3 Post-Closing Payments.

(a) Closing Date Net Working Capital Amount.

(i) Attached as Annex C-1 is a balance sheet of the Company as of December 31, 2014, and attached as Annex C-2 is a sample calculation of the Net Working Capital Amount as of such date based on such balance sheet, both of which were prepared by the Company in accordance with the Company’s Accounting Practices and Procedures, and reviewed by HealthStream, in each case in good faith.

(ii) The Company shall prepare in good faith and, not less than three Business Days prior to the anticipated Closing Date, deliver to HealthStream a written statement (the “Estimated Closing Statement”) setting forth an estimated (i) balance sheet of the Company (the “Estimated Closing Date Balance Sheet”) as of the anticipated Working Capital Effective Time and (ii) calculation of (x) the amount of Net Working Capital (the “Estimated Net Working Capital Amount”) prepared in a format consistent with Annex C-2, and (y) the Closing Cash Amount (after giving effect to all distributions of Cash and Cash Equivalents to be made prior to the Closing) (the “Estimated Closing Cash Amount”; and the sum of (A) the Estimated Net Working Capital Amount and (B) the Estimated Closing Cash Amount is hereafter referred to as the “Estimated Closing Balance Sheet Amount”), in each such case as of the anticipated Working Capital Effective Time. The Estimated Closing Statement and the Estimated Closing Date Balance Sheet shall be prepared in accordance with the Company’s Accounting Practices and Procedures. Following the delivery of the Estimated Closing Statement and the Estimated Closing Date Balance Sheet, HealthStream and its representatives and accountants shall be entitled to review (and the Company shall provide to HealthStream and its representatives and accountants) any working papers, trial balances, contracts, books, records (including accounting and financial records) and similar materials, documents or information relating to the Estimated Closing Statement, the Estimated Closing Date Balance Sheet and the calculation of the Estimated Net Working Capital Amount (including all components thereof) and the Estimated Closing Cash Amount available to, or prepared by or for, the Company or its representatives or accountants that are reasonably requested by HealthStream. Following the delivery of the Estimated Closing Statement and the Estimated Closing Date Balance Sheet, the Company shall also provide HealthStream and its representatives and accountants with reasonable access, during normal business hours, to the Company’s relevant employees, personnel, contractors, counsel, representatives, advisors, outside accountants, properties, books and records to the extent involved with or related to the preparation of the Estimated Closing Statement, the Estimated

Execution Version

Closing Date Balance Sheet and the calculation of the Estimated Net Working Capital Amount (including all components thereof) and the Estimated Closing Cash Amount. Prior to the Closing Date, HealthStream shall notify the Company of any objections to the Estimated Closing Date Balance Sheet, the Estimated Net Working Capital Amount and/or the Estimated Closing Cash Amount. If HealthStream has any such objections, the Company and HealthStream shall attempt in good faith to resolve any such objections, and the obligation of HealthStream, Seller and the Company to consummate the transactions contemplated hereby will be subject to HealthStream’s agreement (not to be unreasonably withheld, conditioned or delayed) to the Company’s determination and calculation of the Estimated Net Working Capital Amount (including components thereof) and the Estimated Closing Cash Amount; provided, however, that HealthStream shall be obligated to consummate the transactions contemplated hereby notwithstanding any unresolved objections if HealthStream’s determination of the Estimated Closing Balance Sheet Amount is within $100,000 of the Company’s determination of the Estimated Closing Balance Sheet Amount. The Cash Consideration to be paid by HealthStream at the Closing pursuant to Section 1.2(a) shall be either increased or decreased dollar for dollar by the amount of the “Estimated Closing Adjustment,” calculated as follows: (i) if the Estimated Net Working Capital Amount is less than the Reference Net Working Capital Amount by at least $10,000 (the entire absolute value of such difference the “Estimated Shortfall Amount”), the Estimated Closing Adjustment shall be a decrease to the Cash Consideration equal to the Estimated Shortfall Amount less $10,000, or (ii) if the Estimated Net Working Capital Amount is greater than the Reference Net Working Capital Amount by at least $10,000 (the entire absolute value of such difference the “Estimated Surplus Amount”), the Estimated Closing Adjustment shall be an increase to the Cash Consideration equal to the Estimated Surplus Amount less $10,000, or (iii) if there is less than a $10,000 difference between the Estimated Net Working Capital Amount and the Reference Net Working Capital Amount, the Estimated Closing Adjustment will be $0.

(iii) Within 90 days following the Closing Date, HealthStream shall prepare and deliver to the Shareholders’ Representative a written statement (the “Closing Statement”) setting forth (A) a consolidated balance sheet of the Company (the “Closing Date Balance Sheet”) as of 11:59 p.m. (pacific time) on the Closing Date (the “Working Capital Effective Time”) and (B) a calculation of the amount of (x) the Net Working Capital as of the Working Capital Effective Time prepared in a format consistent with Annex C-2 (the “Closing Date Net Working Capital Amount”), and (y) the Cash and Cash Equivalents as of the Working Capital Effective Time (the “Closing Date Cash Amount”; and the sum of (A) the Closing Date Net Working Capital Amount and (B) the Closing Date Cash Amount is hereafter referred to as the “Closing Date Balance Sheet Amount”). The Closing Date Balance Sheet and the Closing Statement shall be prepared in accordance with the Company’s Accounting Practices and Procedures. The Shareholders’ Representative and his accountants shall be entitled to review the Closing Statement, and any working papers, trial balances, contracts, books, records (including accounting and financial records) and similar materials, documents or information relating to the Closing Statement and the calculation of the Closing Date Balance Sheet Amount available to, or prepared by or for HealthStream or its accountants or representatives that are reasonably requested by the Shareholders’ Representative. HealthStream shall also provide the Shareholders’ Representative and his accountants with reasonable access, during normal business hours, to HealthStream’s relevant employees, personnel, contractors, counsel, representatives, advisors, and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Statement and the calculation of the Closing Date Net Working Capital Amount (including all components thereof) and the Closing Date Cash Amount.

(iv) If, within 30 days following delivery of the Closing Statement, the Shareholders’ Representative has not given HealthStream written notice of his objection to the Closing Date Balance Sheet Amount (which notice shall state in reasonable detail the basis of the Shareholders’ Representative’s objection), then HealthStream’s calculation of the Closing Date Balance Sheet Amount shall be binding and conclusive on the parties for all purposes hereunder.

Execution Version

(v) If the Shareholders’ Representative gives HealthStream such notice of objection within the 30-day period, and if the Shareholders’ Representative and HealthStream fail to resolve the issues outstanding with respect to HealthStream’s calculation of the Closing Date Balance Sheet Amount within 30 days of HealthStream’s receipt of Shareholders’ Representative’s objection notice, the Shareholders’ Representative and HealthStream shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually selected by the Shareholders’ Representative and HealthStream that has not performed accounting, tax or audit services for HealthStream, the Company, the Shareholders or any of their respective Affiliates during the past three years (the “Independent Accountants”), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountants for resolution, (A) the Shareholders’ Representative and HealthStream shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both HealthStream and the Shareholders’ Representative within 30 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date Balance Sheet Amount; and (C) the Shareholders’ Representative and HealthStream will each bear 50% of the fees and costs of the Independent Accountants for such determination.

(vi) For purposes of this Section 1.3(a):

“HealthStream Final Cash Adjustment” means, if the Closing Date Cash Amount is less than the Estimated Closing Cash Amount, the amount of such shortfall.

“HealthStream Final Working Capital Adjustment” means, if the Closing Date Net Working Capital Amount is less than the Estimated Net Working Capital Amount (the amount of such shortfall, the “Final Working Capital Shortfall”) (i) if there is less than a $10,000 difference between the Closing Date Net Working Capital Amount and the Reference Net Working Capital Amount, $0 (the amount by which the Closing Date Net Working Capital Amount is less than the Reference Net Working Capital Amount is referred to as the “Ultimate Working Capital Shortfall”), and (ii) if the Ultimate Working Capital Shortfall is at least $10,000, an amount equal to the lesser of (A) the Final Working Capital Shortfall, and (B) the Ultimate Working Capital Shortfall less $10,000. Notwithstanding the foregoing, if there was an Estimated Closing Adjustment which increased the amount of the Closing Cash Consideration in accordance with Section 1.3(a)(iii) (the “Estimated Excess Payment”), the HealthStream Final Working Capital Adjustment will equal the sum of (i) the Final Working Capital Shortfall, up to the amount of the Estimated Excess Payment, plus, if the Ultimate Working Capital Shortfall is at least $10,000, (ii) the Ultimate Working Capital Shortfall less $10,000.

“Shareholder Final Cash Adjustment” means, if the Closing Date Cash Amount is more than the Estimated Closing Cash Amount, the amount of such excess.

“Shareholder Final Working Capital Adjustment” means, if the Closing Date Net Working Capital Amount is more than the Estimated Net Working Capital Amount (the amount of such shortfall, the “Final Working Capital Excess”) (i) if there is less than a $10,000 difference between the Closing Date Net Working Capital Amount and the Reference Net Working Capital Amount, $0 (the amount by which the Closing Date Net Working Capital Amount is greater than the Reference Net Working Capital Amount is referred to as the “Ultimate Working Capital Excess”), and (ii) if the Ultimate Working Capital Excess is at least $10,000, an amount equal to the lesser of (A) the Final Working Capital Excess, and (B) the Ultimate Working Capital Excess less $10,000. Notwithstanding the

Execution Version

foregoing, if there was an Estimated Closing Adjustment which decreased the amount of the Closing Cash Consideration in accordance with Section 1.3(a)(iii) (the “Estimated Shortfall Payment”), the Shareholder Final Working Capital Adjustment will equal the sum of (i) the Final Working Capital Excess, up to the amount of the Estimated Shortfall Payment, plus, if the Ultimate Working Capital Excess is at least $10,000, (ii) the Ultimate Working Capital Excess less $10,000.

“Total Adjustment Amount” (which may be a positive or negative number) means (i) the Shareholder Final Cash Adjustment, if applicable, plus (ii) the Shareholder Final Working Capital Adjustment, if applicable, minus (iii) the HealthStream Final Cash Adjustment, if applicable, minus (iv) the HealthStream Final Working Capital Adjustment, if applicable.

(vii) If Total Adjustment Amount, as finally determined pursuant to this Section 1.3, is a positive number, then HealthStream shall pay such amount to the Shareholders’ Representative, for the account of the Seller, in accordance with this Section 1.3(a) in immediately available funds within five (5) Business Days after the date of the final determination of such amount. If the Total Adjustment Amount, as finally determined pursuant to this Section 1.3(a), is a negative number, the Shareholders’ Representative, on behalf of the Seller, shall pay, and/or shall cause such amount to be paid to HealthStream out of the Escrowed Cash pursuant the Escrow Agreement, as set forth in this Section 1.3(a)(vii) below in immediately available funds within five (5) Business Days after the date of the final determination of such amount; provided, however that if the Shareholders’ Representative, on behalf of the Seller, causes such amount to be paid out of the Escrowed Cash, the Shareholders’ Representative shall replenish the Escrowed Cash in an amount equal to such shortfall no later than five Business Days following the delivery of such Escrowed Cash to HealthStream. All amounts owed pursuant to this Section 1.3(a)(vii) by HealthStream to the Shareholders’ Representative, on the one hand, or by the Shareholders’ Representative to HealthStream, on the other hand, are referred to as the “Final Adjustment Amount.”

(viii) Any payments made pursuant to this Section 1.3(a) shall be treated by HealthStream, the Seller and the Shareholders as an adjustment to the Purchase Price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.

Section 1.4 Closing. The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville TN 37201 at 10:00 a.m. (central time) on the date that is two Business Days after the satisfaction or waiver of all conditions to closing set forth in Article V hereof, or such other time and place that the parties may agree (the “Closing Date”). Subject to the provisions of Article IX, failure to consummate the purchase and sale contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 1.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such an event, the Closing will occur as soon as practicable, subject to Article IX.

Section 1.5 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) The Seller shall deliver, or cause to be delivered, to HealthStream:

(i) an assignment of the Membership Interests, executed by the Seller;

Execution Version

(ii) a release in substantially the form attached hereto as Exhibit A (the “Releases”), executed by each Shareholder, Tim Littrell and Littrell;

(iii) a restrictive covenant agreement in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), executed by each Shareholder, Littrell and Tim Littrell;

(iv) an escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), executed by the Shareholders’ Representative;

(v) (A) an executed statement from the Seller, in form and substance satisfactory to HealthStream, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2), and (B) if applicable, any certificate, affidavit or other documentation required to establish that no withholding is required under applicable state, local and foreign Tax laws;

(vi) the certificate of incorporation (or similar organizational documents) of the Seller, the Company and each of the Company’s then-current Subsidiaries (other than Excluded Subsidiaries) (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which the Seller, the Company and the Company’s Subsidiaries (other than Excluded Subsidiaries) are qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;

(vii) resignations effective as of the Closing of each of the members of the board of directors and officers, as applicable, of the Seller, Company and its Subsidiaries (other than Excluded Subsidiaries), as applicable, in their capacity as such as requested by HealthStream, executed by such individuals;

(viii) [Reserved]

(ix) a real property lease for the Company’s office location at 17085 Camino San Bernardo, San Diego, California 92127 in substantially the form attached hereto as Exhibit D, executed by Littrell Properties, LP, as landlord, and the Company (the “Coronado Real Property Lease”);

(x) a funds flow statement in the form mutually reasonably agreed to by HealthStream and the Seller (the “Funds Flow Statement”), executed by the Shareholders’ Representative; and

(xi) a certificate of the Secretary of the (i) Seller, certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Seller, certifying and attaching all requisite resolutions or actions of the Seller’s board of directors approving the execution and delivery of this Agreement, and certifying to the incumbency of the officers of the Seller executing this Agreement and any other documents being executed by Seller in connection with the consummation of the transactions contemplated hereby; and (ii) the Company, certifying, as complete and accurate as of the Closing, attached copies of the operating agreement of the Company, certifying and attaching all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, approving the termination of the 401(k) Plan in accordance with Section 4.9, and certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby.

Execution Version

(b) HealthStream shall deliver, or cause to be delivered, to the Seller:

(i) the Cash Consideration, less the Escrowed Cash, payable as provided in Section 1.2 above;

(ii) the Releases, executed by HealthStream;

(iii) the Restrictive Covenant Agreements, executed by HealthStream;

(iv) the Escrow Agreement, executed by HealthStream and U.S. Bank National Association, the escrow agent (the “Escrow Agent”), together with the delivery of the Escrowed Cash as contemplated by Section 1.2;

(v) [Reserved]

(vi) the Funds Flow Statement, executed by HealthStream; and

(vii) a certificate of the Secretary of HealthStream certifying and attaching all requisite resolutions or actions of HealthStream’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of HealthStream executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby.

(c) HealthStream shall deliver, or cause to be delivered, the Escrowed Cash to the Escrow Agent, as provided for in Section 1.2(b).

Section 1.6 Required Withholding. HealthStream shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including the Purchase Price) such amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. Notwithstanding the foregoing, HealthStream shall confer with the Shareholders’ Representative prior to withholding any such amounts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SELLER, THE SHAREHOLDERS AND THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Seller, the Company and each Shareholder represents and warrants to HealthStream as of the date of this Agreement and as of the Closing Date as follows:

Section 2.1 Organization and Good Standing.

(a) The Seller, the Company and each Subsidiary of the Company is a corporation or limited liability company, duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.

Execution Version

(b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, the Company and each Subsidiary of the Company is duly qualified or licensed to transact business and is in good standing in each domestic or foreign jurisdiction in which its ownership of property or the conduct of its business makes such qualification or licensure necessary, except where the failure to be so qualified would not reasonably be expected to adversely affect the Company in any material respect. Section 2.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company or any Subsidiary of the Company is qualified or licensed to transact business. Complete and accurate copies of the organizational documents of the Seller, the Company and each Subsidiary of the Company, each as amended to date, have been made available to HealthStream in the Data Room.

Section 2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Seller, each of the Shareholders and the Shareholders’ Representative, enforceable against the Seller, each of the Shareholders and the Shareholders’ Representative in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Seller, the Shareholders and the Shareholders’ Representative of each of the documents to be executed and delivered by the Seller, the Shareholders and the Shareholders’ Representative at the Closing pursuant to Section 1.5(a) (collectively, the “Shareholders Closing Documents”), each of the Shareholders Closing Documents will constitute the legal, valid and binding obligation of the Seller, each of the Shareholders and the Shareholders’ Representative a party thereto, enforceable against the Seller, each of the Shareholders and the Shareholders’ Representative a party thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Seller, the Shareholders and the Shareholders’ Representative have all requisite power, authority and capacity to execute and deliver this Agreement and the Shareholders Closing Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Shareholders Closing Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary organizational action of the Seller, any Shareholder that is an entity, and no other action on the part of the Seller, the Company or the Shareholders is required to authorize the same.

(b) Except for applicable requirements under the HSR Act or as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Shareholders Closing Documents by the Seller, any Shareholder or the Shareholders’ Representative nor the consummation or performance of the transactions contemplated hereby by the Seller, any Shareholder or the Shareholders’ Representative will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of (x) the Seller, the Company or any Subsidiary of the Company, or (y) any Shareholder that is an entity; (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Seller, the Company, any Subsidiary of the Company, the Shareholders’ Representative or any of the Shareholders is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract; or (v) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance upon any of the assets of the Seller, the Company or any Subsidiary of the Company.

Execution Version

(c) Except for applicable requirements under the HSR Act or as set forth on Section 2.2(c) of the Company Disclosure Schedule, neither the Seller, the Company, any Subsidiary of the Company, the Shareholders’ Representative nor any Shareholder is or will be required to give any notice to or obtain any consent, waiver or approval from (i) any Governmental Authority or other Person, or (ii) any party to any Material Company Contract, in connection with the execution and delivery of this Agreement or any of the Shareholders Closing Documents or the consummation of the transactions contemplated hereby.

Section 2.3 Financial Statements. The Company has made available to HealthStream in the Data Room the following financial statements, copies of which are attached as Section 2.3 of the Company Disclosure Schedule: the unaudited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2014, 2013 and 2012, including the balance sheet and the related statements of income of the Company and its Subsidiaries as of and for the fiscal years then ended (the “Financial Statements” and the balance sheet for the fiscal year ended December 31, 2014, the “Reference Balance Sheet”). Except as set forth in Section 2.3 of the Company Disclosure Schedule, the Financial Statements are consistent with the books and records of the Company and its Subsidiaries (which books and records are complete and accurate in all material respects). The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of operations and changes in financial position as of the dates and for the periods specified, except as noted therein. The Company and its Subsidiaries have made and kept complete and accurate books and records and accounts, which fairly reflect, in reasonable detail, the activities of the Company and its Subsidiaries in all material respects. Since January 1, 2012, neither the Company, any Subsidiary of the Company, nor any Shareholder or, to the Knowledge of the Company and the Shareholders, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or has otherwise become aware of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or the Company’s internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable or improper accounting practices.

Section 2.4 Capitalization.

(a) As of the Closing Date, (i) each Shareholder will own all of the issued and outstanding shares of capital stock of Seller set forth next to such Shareholder’s name on Section 2.4(a) of the Company Disclosure Schedule, free and clear of any Encumbrances, and (ii) Seller will own 100% of the membership interests of the Company, free and clear of any Encumbrances.

(b) Section 2.4(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the total number of issued and outstanding shares (the “Shares”) with respect to each class of capital stock of the Company, the name and address of each record holder of such Shares, and the number and class of Shares held by each such record holder. Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, no issued and outstanding shares of the Company are subject to, and as of the Closing no membership interests of the Company will be subject to, any preemptive or subscription rights or rights of first refusal. No issued and outstanding shares of the Company have been issued, and as of the Closing, no membership interests of the Company will have been issued, in violation of any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of the Shares or any other ownership interest or equity securities. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. As of the Closing, all of the issued and outstanding membership interests of the Company will have been duly authorized and validly issued. The Company has no liability for dividends that have

Execution Version

been declared or accrued that have not been paid. The issued and outstanding shares of capital stock of the Company set forth on Section 2.4(b) of the Company Disclosure Schedule are held by the holders of record reflected in Section 2.4(b) of the Company Disclosure Schedule, free and clear of any Encumbrances.

(c) Section 2.4(c) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Subsidiary of the Company, listing for each Subsidiary its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Subsidiary, the percentage of stock or other equity interest of such Subsidiary owned by the Company or a Subsidiary of the Company and, for each Subsidiary that is a corporation, the number of authorized and issued and outstanding shares of each class of capital stock of such Subsidiary (including treasury shares), and (ii) any other Persons in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Person, the percentage of stock or other equity interest of such Person owned by the Company or a Subsidiary of the Company and, for each such Person that is a corporation, the authorized and outstanding capital stock of each such Person. The capital stock or other equity interests of each Subsidiary of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. All of the shares of each Subsidiary of the Company that is a corporation are validly issued, fully paid and nonassessable. The Company and/or the Subsidiaries are the record and beneficial owner of all of the outstanding shares or other equity interests of each Subsidiary of the Company, free and clear of any Encumbrances.

(d) There are no (A) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Company or any Subsidiary of the Company, or securities convertible or exchangeable into capital stock or other equity or ownership interests of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other equity or ownership interests in, the Company or any Subsidiary of the Company, (B) outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other ownership or equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (C) voting trusts, shareholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity or ownership interests of the Company or any Subsidiary of the Company.

(e) Section 2.4(e) of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company and any Subsidiary of the Company as of the date of this Agreement.

Section 2.5 Assets.

(a) Except as set forth on Section 2.5(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good, valid and marketable title to, or a valid and enforceable right to use under a Company Contract, all property and assets (whether tangible or intangible) used or held for use by the Company or any Subsidiary of the Company in connection with their business, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Section 2.5(b) of the Company Disclosure Schedule sets forth all items of machinery, equipment, furniture and other tangible personal property owned by the Company and its Subsidiaries with an initial, nondepreciated book value of at least $5,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. All tangible personal property and inventory of the Company and its Subsidiaries is in the possession of Company and its Subsidiaries.

Execution Version

(c) The assets owned by, or leased or licensed to, the Company (not including the Excluded Assets) constitute all of the assets, tangible and intangible, of any nature necessary to conduct the Company’s business in the manner presently operated by the Company. Set forth on Section 2.5(c) of the Company Disclosure Schedule is a complete and correct list of all personal and/or non-business assets of the Company and its Subsidiaries (the “Excluded Assets”) to be transferred out of the Company or its Subsidiaries, as applicable, prior to the Closing in accordance with Section 4.11.

Section 2.6 Real Property.

(a) Section 2.6(a) of the Company Disclosure Schedule sets forth a list of all real property leases under which the Company or any Subsidiary of the Company leases real property as a lessee or sublessee (the “Real Property Leases;” all real property in which the Company or any Subsidiary of the Company holds a leasehold interest, whether as lessee or sublessee, the “Leased Real Property”). Except for the Leased Real Property and the Real Property Leases identified in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. There are no contracts to which Company or any Subsidiary of the Company is a party or by which any of the Leased Real Property is bound granting to any other Person the right of use or occupancy of any material portion of the Leased Real Property.

(b) The Company and its Subsidiaries hold a valid leasehold interest in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances set forth on Section 2.5(a) of the Company Disclosure Schedule.

(c) To the Knowledge of the Company and the Shareholders, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the business of the Company and its Subsidiaries.

(d) All Improvements located on the Leased Real Property were in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled) in effect at the time such Improvements were made. All such Improvements are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Company, subject to ordinary wear and tear.

(e) Complete and accurate copies of the Real Property Leases, including any and all amendments and modifications, have been made available by the Company to HealthStream in the Data Room.

Section 2.7 Taxes.

(a) Since inception, the Company has been an “S Corporation” (within the meaning of Section 1361 of the Code) for which a valid election under Section 1362 of the Code has been and will be in effect for federal income tax purposes and for state or local Tax purposes in all state or local jurisdictions in which the Company has been obligated to file Tax Returns, and the Company will remain an “S corporation” until it is contributed to Seller pursuant to the Restructuring.

Execution Version

(b) Neither the Company nor any Subsidiary of the Company has in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company’s or any of its Subsidiaries’ Tax basis in the acquired assets was determined by reference (in whole or in part) to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that the Company or any Subsidiary of the Company elected to treat as a “qualified subchapter S subsidiary.”

(c) The Company and its Subsidiaries have timely filed (including applicable filing extensions) all Tax Returns required to have been filed with the appropriate Governmental Authority. All such Tax Returns were correct and complete in all material respects. Neither the Company nor any Subsidiary of the Company is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) The Company and its Subsidiaries have timely paid all Taxes due to any Governmental Authority. All Taxes that the Company or any of its Subsidiaries is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority.

(e) No examination or audit of any Tax Return of the Company or any Subsidiary of the Company by any Governmental Authority is currently in progress or, to the Knowledge of the Company and the Shareholders, threatened. No assessment or other Proceeding by any Governmental Authority is pending, or to the Knowledge of the Company and the Shareholders, threatened, with respect to the Taxes or Tax Returns of the Company or any Subsidiary of the Company. There is no dispute or claim concerning any liability of the Company or any Subsidiary of the Company for additional Taxes, or any obligation of the Company or any of its Subsidiaries to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to the Company or any Subsidiary of the Company, or (y) as to which the Company or the Shareholders have Knowledge. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect.

(f) Neither the Company nor any Subsidiary of the Company (i) is nor has been a member of an affiliated group, and (ii) have any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries are a party to any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement.

(g) None of the assets of the Company or any of its Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, any change in accounting method prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or any election under Section 108(i) of

Execution Version

the Code. Neither the Company nor any of its Subsidiaries (i) agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal Requirement or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement with respect to the Company or any Subsidiary of the Company.

(i) Neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any Subsidiary of the Company participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations §1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries owns an interest in an entity classified as a partnership for U.S. federal income Tax purposes.

(l) Neither the Company nor any of its Subsidiaries has taken any positions with respect to Taxes that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that the Company or its Subsidiaries is required to file Schedule UTP.

(m) All books and records relating to Taxes (including related workpapers) have been adequately maintained for all periods ending on or after December 31, 2011 (or for periods that the statute of limitations remains open).

(n) There is no power of attorney given by or binding on the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(o) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company, its Subsidiaries or any of their respective Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Governmental Authority that the Company or any Subsidiary of the Company is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Legal Requirements.

(p) The Company and is Subsidiaries have neither requested nor received any ruling request from any Governmental Authority in respect of Taxes.

(q) At all times after the effective time of the Company’s conversion to a limited liability company pursuant to the Restructuring and immediately prior to the Closing, (i) the Company will be an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) for U.S. federal income Tax purposes and (ii) none of Seller, the Company or any Person on behalf of Seller or the Company will make any election to have the Company treated other than as an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i).

Section 2.8 Employees.

(a) Section 2.8(a) of the Company Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of the Company and its Subsidiaries,

Execution Version

including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, current annual base salary or current wages, 2013 bonus, 2014 bonus, sick and vacation leave and paid time off that is accrued but unused. There is no collective bargaining agreement in effect between the Company or any of its Subsidiaries and any labor unions or organizations representing any of the employees of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of the Company and the Shareholders, there is no strike, labor dispute or union organization activity pending or threatened affecting the Company or any of its Subsidiaries.

(b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the employment of each employee of the Company and its Subsidiaries is terminable at the will of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any employment, non-competition, severance or similar contract or agreement with any employee of the Company or its Subsidiaries under which the Company has any ongoing obligation (and copies of all such agreements have been made available to HealthStream in the Data Room). Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, to the Knowledge of the Company and the Shareholders, no key employee of the Company or its Subsidiaries has provided notice (either written or orally) to the Company or its Subsidiaries of termination of employment, and no current key employee of the Company or any of its Subsidiaries has indicated since July 1, 2014 that he or she intends to terminate his or her employment with the Company. To the Knowledge of the Company and the Shareholders, no employee of the Company or its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than the Company or its Subsidiaries that adversely affects the performance of that employee’s duties as an employee of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. All individuals who are performing consulting or other services for the Company or its Subsidiaries are correctly classified as either “independent contractors,” or “employees,” as the case may be. There is no unfair labor practice claim or proceeding brought by or on behalf of any employee or former employee of the Company or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Company or the Shareholders, threatened, against the Company or its Subsidiaries.

Section 2.9 Employee Benefits.

(a) Section 2.9(a) of the Company Disclosure Schedule lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company or its Subsidiaries, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate otherwise has any liabilities or obligations (the “Employee Benefit Plans”).

Execution Version

(b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412, 430 or 436 of the Code, (iii) is a multiple employer plan as defined in Section 413(c) of the Code and (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA and neither the Company, any of its Subsidiaries, nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six years.

(c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, its Subsidiaries, nor any ERISA Affiliate or, to the Knowledge of the Company and the Shareholders, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, its Subsidiaries or HealthStream or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company or any Subsidiary of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company, its Subsidiaries or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) With respect to each Employee Benefit Plan, the Company has made available to HealthStream in the Data Room complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last two years); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the Internal Revenue Service; (vi) actuarial report (if any); (vii) all correspondence between the Company or any fiduciary of an Employee Benefit Plan and the Internal Revenue Service, Department of Labor specifically regarding any Employee Benefit Plan; (viii) all discrimination tests for each Employee Benefit Plan for the three most recent plan years (if any); and (ix) a list of all employees or former employees of the Company and its Subsidiaries currently receiving COBRA benefits. Section 2.9(a) of the Company Disclosure Schedule sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

Execution Version

(g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(h) Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company or its Subsidiaries to any payment from the Company or its Subsidiaries.

(i) There are no pending or, to the Knowledge of the Company or the Shareholders, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company or the Shareholders, threatened. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(j) Neither the Company, its Subsidiaries, nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there are no Proceedings pending (i) by or against the Seller, the Company or any of its Subsidiaries or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, or (ii) by or against the Seller, the Company or any of the Company’s Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company and the Shareholders, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, since January 1, 2012, there have not been any Orders rendered against, or any settlements effected by, the Seller, the Company or any Subsidiary of the Company in connection with any Proceedings brought by or against the Seller, the Company or any of its Subsidiaries.

(b) There are no Orders outstanding (i) against the Seller, the Company or any of the Company’s Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries; or (ii) against the Seller, the Company or any of the Company’s Subsidiaries that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company and the Shareholders, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

Execution Version

Section 2.11 Compliance with Legal Requirements; Governmental Authorizations.

(a) The Company and its Subsidiaries are, and at all times since January 1, 2012, have been, in compliance in all material respects with all Legal Requirements that are or were applicable to the Company and its Subsidiaries, the operation of its business or the ownership or use of any of its property or assets. The Company and its Subsidiaries have not received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.

(b) Section 2.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or any of its Subsidiaries. Each such Governmental Authorization is valid and in full force and effect. The Company and its Subsidiaries are, and at all times since January 1, 2012, have been, in compliance in all material respects with each such Governmental Authorization. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 2.11(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to conduct and operate their business in all material respects in the manner it is currently conducted.

Section 2.12 Environmental Matters.

(a) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Environmental Laws. The Company and its Subsidiaries have obtained and are and have been in compliance in all material respects with all Governmental Authorizations required by all Environmental Laws.

(b) Neither the Company nor any Subsidiary of the Company has received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication that relates to, (i) Hazardous Materials, or (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws.

(c) Neither the Company, its Subsidiaries, nor any other Person for whose conduct the Company or any Subsidiary of the Company is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Leased Real Property, the assets of the Company or any Subsidiary of the Company, or any other properties and assets (whether real, personal, or mixed) in which the Company or any Subsidiary of the Company (or any predecessor thereof) has or had an interest.

Section 2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company and its Subsidiaries are covered or otherwise relating to the business of the Company and its Subsidiaries, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance.

Execution Version

Section 2.14 Contracts; No Defaults.

(a) Section 2.14(a) of the Company Disclosure Schedule lists each of the Material Company Contracts, including the name of the Company that is a party to such Material Company Contract, the counterparty to such Material Company Contract and the date of such Material Company Contract (and, in the case of any oral or unwritten Material Company Contracts, provides a description of the material terms thereof) (provided, however, that each amendment to such Material Company Contract is not individually referenced therein).

(b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule:

(i) Each Material Company Contract is valid and binding and in full force and effect;

(ii) Neither the Company, its Subsidiaries nor, to the Knowledge of the Company and the Shareholders, any other party to any Material Company Contract, is or since January 1, 2013 has been, in material breach or default under any Material Company Contract and no event has occurred that, with or without notice or lapse of time, would constitute a breach or default under any Material Company Contract;

(iii) Since January 1, 2013, neither the Company nor any Subsidiary of the Company has given to, or received from, any other party to any Material Company Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Material Company Contract by the Company or any other party to such Material Company Contract; and

(c) Section 2.14(c) of the Company Disclosure Schedule indicates which of the Company Contracts fits into one or more of the categories below and which such category(ies) each such Company Contract fits under:

(i) contain covenants that limit the freedom of the Company or any Subsidiary of the Company, or any Affiliate of the Company or its Subsidiaries, to engage in any line of business or engage in competition with any Person;

(ii) grant or convey rights of first refusal, or contain “most favored nation” or similar pricing provisions; or

(iii) provide for the Company or any Subsidiary of the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service from any Person during any period of time.

(d) Complete and accurate (i) copies of each of the Material Company Contracts that is in written form, and (ii) descriptions of each Company Contract that is not in written form, including any and all amendments and modifications thereof, have been made available by the Company to HealthStream in the Data Room.

Section 2.15 Intellectual Property; Software.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth, for the Company-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration, and material unregistered Trademarks; (iii) registered Copyrights and material unregistered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number. All Company-Owned Intellectual Property identified on Section 2.15(a) of the Company Disclosure Schedule: (1) is in

Execution Version

full force and effect; (2) has not lapsed, expired or been abandoned or withdrawn; and (3) is not the subject of any Proceeding, action or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Authority anywhere in the world. The Company and its Subsidiaries have taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Authority (including the United States Patent and Trademark Office) with respect to each such item of registered Company-Owned Intellectual Property, including recording any assignment of any Company-Owned Intellectual Property assigned to the Company and its Subsidiaries with the relevant Governmental Authority in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to recorded. Except as set forth on Section 2.15(a) of the Company Disclosure Schedule, no actions will be necessary (including filing of documents or payment of fees), within 90 days after the Closing Date to maintain or preserve the validity, scope, or status of any registered or applied for Company-Owned Intellectual Property.

(b) The Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) have the right to use pursuant to a valid and enforceable written agreement free and clear of all Encumbrances other than Permitted Encumbrances, all other Company Intellectual Property, as necessary for the conduct of the business as currently conducted and as proposed to be conducted. The Company Intellectual Property and the Company’s and its Subsidiaries’ rights to the Company Intellectual Property are valid, enforceable and subsisting and are not subject to any outstanding Order, Company Contract or Proceeding adversely affecting the Company’s and its Subsidiaries’ use thereof or rights thereto. The Company Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the Company’s and its Subsidiaries’ business as currently conducted.

(c) For purposes of this Section 2.15(c) all Persons, including current or former employees, independent contractors and consultants of the Company or any Subsidiary of the Company, that either alone or in concert with others have contributed to the invention, development, programming, design, enhancement, implementation or modification of Company-Owned Intellectual Property in any material manner are “Contributing Persons.” Each Contributing Person either (i) has been party to a “work-for-hire” arrangement or agreement with the Company or Subsidiary of the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company and its Subsidiaries full, effective, exclusive and original ownership of all Company-Owned Intellectual Property; or (ii) have executed instruments of assignment in favor of Company and its Subsidiaries as assignee that have conveyed to the Company and its Subsidiaries full, effective and exclusive ownership of all Company-Owned Intellectual Property thereby arising. No key product development or support personnel have left the employ of the Company or any Subsidiary of the Company (whether voluntarily or involuntarily) in the last twelve (12) months.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements (excluding those Inbound License Agreements for Commercially Available Software) and Outbound License Agreements other than Outbound License Agreements with customers granting nonexclusive licenses to the Company-Owned Intellectual Property in the Ordinary Course of Business on the standard form of Company’s customer agreement made available to HealthStream), in each case identifying whether or not such IP License is exclusive or nonexclusive. Each IP License is in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with all of its obligations pursuant to such IP Licenses. The IP Licenses set forth on Section 2.15(d) of the Company Disclosure Schedule constitute all of the material Company Contracts relating to any Company Intellectual Property other than Outbound License Agreements with customers excluded from disclosure requirements as set forth above. None of the IP Licenses grant any Person any exclusive rights to or under any Company-Owned Intellectual Property or any right to sublicense any Company-Owned Intellectual Property.

Execution Version

(e) The Company, its Subsidiaries, the Company-Owned Intellectual Property and the operation of the Company’s and its Subsidiaries business has not violated, misappropriated, or infringed, is not violating, misappropriating, or infringing, and, by conducting their business, will not violate, misappropriate, or infringe (“Infringe”) any Intellectual Property of any other Person. There is no, and has not been, any litigation, opposition, cancellation, order, Proceeding, objection or claim pending, asserted or threatened (including cease and desist letters) against the Company or any Subsidiary of the Company concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation, or licensed right to use any Company Intellectual Property, and neither the Company nor any Subsidiary of the Company has received written notice of the same, and to the Knowledge of the Company and the Shareholders, there is no valid basis for the same.

(f) To the Knowledge of the Company and the Shareholders, no Person has Infringed or is Infringing any of the Company Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Company-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential or proprietary information and Trade Secrets of the Company and its Subsidiaries, and such confidential or proprietary information and Trade Secrets have not been divulged by the Company or its Subsidiaries to a third party except pursuant to a valid confidentiality and non-disclosure agreement between the Company and/or Subsidiary and such third party or another legal or professional duty of confidentiality from such third party to the Company. To the Knowledge of the Company and the Shareholders, there has not been any breach by any third party of any confidentiality obligation to the Company or its Subsidiaries. All current and former employees of the Company and its Subsidiaries, and all current and former independent contractors and consultants of the Company and its Subsidiaries, who have had access to material confidential or proprietary information or Trade Secrets of the Company and its Subsidiaries have entered into confidentiality and/or proprietary information agreements with the Company and its Subsidiaries in the forms made available to HealthStream.

(h) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment by operation of law or otherwise of any IP License or other Company Contracts, will result in the Company or any Subsidiary of the Company (i) granting to any third party any right to or with respect to any Company-Owned Intellectual Property; or (ii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company or its Subsidiaries prior to the Closing Date. No licenses or other consents are required from any Person to permit the Company or any Subsidiary of the Company to fully exploit the Company Intellectual Property and otherwise license, sell or distribute its products and services consistent with the Company’s and its Subsidiaries’ past practice. The transactions contemplated by this Agreement do not and will not (with notice, the happening of any event and/or the passage of time or notice) result in the loss or expiration of any license or of any Intellectual Property rights of the Company.

(i) Section 2.15(i) of the Company Disclosure Schedule sets forth a list of all Company-Owned Software used or held for use by Company and its Subsidiaries in the conduct of the Company’s and Subsidiaries’ business as presently conducted. The Company-Owned Software is free from Errors and operates in accordance with all contractual commitments and published specifications, except for Bugs. There are no material claims against the Company or any Subsidiary of the Company alleging any material defect in any Company-Owned Software or alleging any failure of any of the same to meet their specifications, in each case except for Bugs. Section 2.15(i) of the Company Disclosure Schedule also sets forth the Software Known Issues Log.

Execution Version

(j) Except as set forth in Section 2.15(j) of the Company Disclosure Schedule, none of the Company-Owned Software incorporates, is distributed together with, was developed with or is dependent on any Open Source Technology and there are no current plans to include any such Open Source Technology in the Company-Owned Software. Section 2.15(j) of the Company Disclosure Schedule describes the manner in which the Open Source Technology was used, including whether and how the Open Source Technology was modified or distributed by Company or any Subsidiary of the Company and with which Company-Owned Software the Open Source Technology was used or distributed. The Company and its Subsidiaries have complied with all of the requirements of each license applicable to any Open Source Technology, and have not taken any action which could cause any of the Company-Owned Software to become subject to any license or other agreement that would require the distribution of, or access to the source code for any Company-Owned Software, or purports to restrict the Company’s or its Subsidiaries’ ability to charge for distribution or use of any Company-Owned Software.

(k) The Company and its Subsidiaries maintain a complete and accurate copy of the source code for all Company-Owned Software. Each Company-Owned Software item includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files and/or make files, as may be required to create executables that are included in each release and version of such Company-Owned Software. The source code for all Company-Owned Software is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support all Company-Owned Software.

(l) Neither the Company nor any Subsidiary of the Company has, by license, transfer, escrow, or otherwise, permitted any other Person to reverse engineer, disassemble, or decompile any of the Company-Owned Software to create such source code, except as may be required by law. No circumstances exist and the consummation of the transactions contemplated by this Agreement shall not cause any circumstances to exist that would result in the release of any such source code under a source code escrow agreement with any Person. All copies of any Company Software distributed in connection with the Company’s and Subsidiaries’ business have been distributed solely in object code form. Except for disclosure to HealthStream in connection with the analysis of the source code for scalability purposes (where there was view access only and no independent download capability), there has been no disclosure of any Company-Owned Software or any source code therefor by the Company or any Subsidiary of the Company, including to any source code escrow agent, or to the Knowledge of the Company or the Shareholders, by any other Person, other than through licensing of object code versions thereof. Each copy so distributed by the Company and its Subsidiaries is the subject of a valid, existing, and enforceable Outbound License Agreement.

(m) The Company and its Subsidiaries possess all necessary rights to use all Software, middleware and system, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s and Subsidiaries’ business as presently conducted (the “Systems”). The Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with the Company’s and Subsidiaries’ business. Except as set forth on Section 2.15(m) of the Company Disclosure Schedule, none of the Systems contain any disabling or destructive code or instructions or virus that is designed or intended to have or capable of resulting in disrupting, disabling, or otherwise impeding the operation of the Systems or damaging or destroying any data or file without the user’s consent. The Company and its Subsidiaries has implemented reasonable backup, security and disaster recovery technology consistent with normal industry practices.

(n) The Company and its Subsidiaries have established and maintained safeguards designed to prevent destruction, loss, or alteration of customer data or information in its possession or

Execution Version

control which comply with all contractual obligations and applicable Legal Requirements regarding personally identifiable information, including any data privacy laws, consumer privacy laws and Contracts with third parties in every jurisdiction where the Company and its Subsidiaries operate the Company’s and Subsidiaries’ business. The Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with Company’s and its Subsidiaries’ published and internal privacy and security policies. No claims have been asserted or, to the Knowledge of the Company or the Shareholders, threatened against the Company or any Subsidiary of the Company (and to the Knowledge of the Company or the Shareholders, no such claims are likely to be asserted or threatened against the Company or any Subsidiary of the Company) by any third party or entity alleging (i) a violation of such third party or entity’s privacy, personal or confidentiality rights under any Legal Requirements, rules, policies or procedures, or (ii) the failure of the Company or any Subsidiary of the Company with respect to any security audit as contemplated by certain Company Contracts.

(o) The Company has made available to HealthStream in the Data Room complete and accurate copies of all Company Intellectual Property and IP Licenses listed in Section 2.15(a) and Section 2.15(d) of the Company Disclosure Schedule.

Section 2.16 Relationships with Company Related Persons. Except as set forth in Section 2.16 of the Company Disclosure Schedule, (i) no Shareholder, director or officer of the Company or its Subsidiaries (any such individual, a “Company Related Person”), or, to the Knowledge of the Company or the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, is, or since January 1, 2013, has been, directly or indirectly, (x) involved in any business arrangement or relationship with the Company or its Subsidiaries or any Material Customer or Material Supplier, other than employment arrangements entered into in the Ordinary Course of Business or (y) an owner of more than 5%, or a director, officer or manager, of any Material Customer or Material Supplier, and (ii) no Company Related Person or, to the Knowledge of the Company or the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since January 1, 2013, has owned, any material property or right, tangible or intangible, used by the Company or its Subsidiaries in the conduct of its business.

Section 2.17 No Undisclosed Liabilities. Except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (i) has any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, of a nature required to be reported on a balance sheet prepared in accordance with the Company’s Accounting Practices and Procedures, or (ii) to the Knowledge of the Company, has any other material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (x) liabilities or obligations reflected or reserved against on the face of the Reference Balance Sheet, and (y) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet.

Section 2.18 Absence of Certain Changes and Events. Since September 30, 2014, there has not been any Company Material Adverse Effect. Since September 30, 2014, (i) the Company and its Subsidiaries have conducted its business in the Ordinary Course of Business, and (ii) except as set forth in Section 2.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has:

(a) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of its officers or employees outside the Ordinary Course of Business;

(b) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;

Execution Version

(c) acquired assets outside of the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(d) sold, leased, or otherwise disposed of any assets outside of the Ordinary Course of Business;

(e) incurred, assumed, or guaranteed any Indebtedness, or made any loans, advances or capital contributions to, or investments in, any other Person;

(f) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $30,000 or outside the Ordinary Course of Business;

(g) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company or its Subsidiaries in excess of $30,000;

(h) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(i) declared, set aside or paid any dividend (whether in cash, securities or property or other combination thereof) in respect of the Shares or any capital stock or other securities of any Subsidiary of the Company;

(j) made any material change in its accounting or Tax methods; or

(k) entered into any agreement, whether oral or written, to do any of the foregoing.

Section 2.19 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the Reference Balance Sheet represent, and the accounting records of the Company and its Subsidiaries as of the Closing will represent, valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the Ordinary Course of Business.

Section 2.20 Material Customers and Material Suppliers.

(a) Section 2.20(a) of the Company Disclosure Schedule sets forth all (i) customers of the Company and its Subsidiaries to whom the Company and its Subsidiaries had sales volume in excess of $50,000 during the twelve months ended December 31, 2014 (the “Material Customers”) and the amounts of sales to each such Material Customer during such period and (ii) all suppliers of the Company and its Subsidiaries from which the Company and its Subsidiaries have made total purchases in excess of $50,000 during the twelve month period ended December 31, 2014 (the “Material Suppliers”) and the amounts of purchases from each Material Supplier during such period.

(b) Since January 1, 2014, except as set forth on Section 2.20(b) of the Company Disclosure Schedule, (i) no Material Supplier or Material Customer has terminated, suspended or reduced materially, or to the Knowledge of the Company and the Shareholders, has threatened to terminate, suspend or reduce materially its business with the Company or any Subsidiary of the Company, and, to the Knowledge of the Company and the Shareholders, no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a termination, suspension or material reduction by such Material Supplier or Material Customer of its business with the Company or its Subsidiaries, (ii) no Material Supplier or Material Customer has cancelled or otherwise

Execution Version

terminated any Company Contract that was material to the business of the Company or its Subsidiaries, and (iii) no Material Customer has (A) materially adversely altered its pattern of payment to the Company or its Subsidiaries, or (B) made any material complaint regarding pricing, product quality or service or demanded any price adjustment material to the business done with such Material Customer.

Section 2.21 HIPAA.

(a) Each Covered Entity (as defined in the regulations set forth at 45 CFR Parts 160 and 164 (the “Federal Privacy and Security Regulations”)) owned or operated by the Company or any Subsidiary of the Company, including but not limited to any healthcare clearinghouse and any group health plan sponsored by the Company and its Subsidiaries, is in and, since the date compliance became required, has been in compliance in all material respects with, the applicable requirements of the Federal Privacy and Security Regulations, the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC Sections 1320d through d-8 (collectively, “HIPAA”), regulations promulgated pursuant to HIPAA, and state privacy laws.

(b) When acting as a business associate as defined in the Federal Privacy and Security Regulations, the Company and its Subsidiaries have in effect agreements with each of its customers that are Covered Entities that satisfy all of the requirements of 45 CFR §§ 164.504(e) and 164.314 and 42 USC §§ 17931 through 17940 (the “HITECH Act”), such agreements permit the Company and its Subsidiaries to operate their businesses as it is presently conducted, and the Company and its Subsidiaries are not in material breach of any such agreements. The Company and its Subsidiaries have in place policies necessary to implement their respective obligations under any such agreements.

(c) Neither the Company nor any Subsidiary of the Company has received any written complaints or notices of investigation (including but not limited to inquiries or other communications from the Department of Health and Human Services Office for Civil Rights) from any Governmental Authority or other Person regarding the Company or any Subsidiary of the Company, or any of the Company’s or its Subsidiaries’ agents, employees or contractors’ uses or disclosures of, or security practices or incidents regarding, individually identifiable health-related information. With regard to individually identifiable information, there has not been any non-permitted use or disclosure, breach of a business associate or confidentiality agreement, security incident or breach (each as determined by reference to the Federal Privacy and Security Regulations or state law, as applicable) by, or involving the systems of the Company or any Subsidiary of the Company or by any of its respective agents, employees or contractors. The Company and its Subsidiaries are, and at all times since the date compliance became required have been, in compliance in all material respects with all applicable Legal Requirements related to reporting to individuals or customers, as applicable, breaches involving individually identifiable information, including but not limited to the regulations set forth at 45 CFR Part 164, Subpart D. The Company and its Subsidiaries are in compliance in all material respects, or are taking appropriate actions to be in compliance in all material respects by the required compliance date with, the requirements specified by the HITECH Act.

Section 2.22 Bank Accounts. Section 2.22 of the Company Disclosure Schedule sets forth a complete and accurate list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company and each Subsidiary of the Company has an account, lock box or safe deposit box, or in which cash or cash equivalents of the Company and each Subsidiary of the Company are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company and each Subsidiary of the Company; and (iii) the account numbers for each bank account of the Company and each Subsidiary of the Company.

Execution Version

Section 2.23 Brokers or Finders. Neither the Seller, the Company, the Company’s Subsidiaries nor any of their Shareholders, directors, officers, managers, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 2.24 Directors and Officers. Section 2.24 of the Company Disclosure Schedule sets forth a complete and accurate list of the directors and officers of the Company and each Subsidiary of the Company.

Section 2.25 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Seller has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. There are no Contracts between Seller, on the one hand, and any member of the management, directors or the Shareholders, on the other hand, that relate in any way to the Company or its Subsidiaries or the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HEALTHSTREAM

Except as set forth in the HealthStream Disclosure Schedule, HealthStream represents and warrants to the Seller and the Shareholders as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1 Organization and Good Standing. HealthStream is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of HealthStream, enforceable against HealthStream in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by HealthStream of each of the documents and instruments to be executed and delivered by it at the Closing pursuant to Section 1.5(b) (collectively, the “HealthStream Closing Documents”), each of the HealthStream Closing Documents will constitute the legal, valid and binding obligation of HealthStream, enforceable against HealthStream in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. HealthStream has all requisite power and authority to execute and deliver this Agreement and the HealthStream Closing Documents and to consummate the transactions contemplated hereby and thereby, and such action has been duly authorized and approved by all necessary corporate action by HealthStream, and no other action on the part of HealthStream is required to authorize the same.

(b) Except for the applicable requirements under the HSR Act, neither the execution and delivery of this Agreement or any HealthStream Closing Document by HealthStream nor the consummation or performance of any of the transactions contemplated hereby or thereby by HealthStream will, directly or indirectly (with or without notice or lapse of time), (i) contravene, conflict

Execution Version

with, or result in a violation of any provision of the organizational documents of HealthStream; (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which HealthStream or its assets are subject; or (iii) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any material contract or agreement to which HealthStream is a party or by which HealthStream or its assets is bound.

(c) Except for the applicable requirements under the HSR Act, HealthStream will not be required to give any notice or obtain any consent, waiver or approval from any Governmental Authority or other Person or any party to any material contract or agreement to which HealthStream is a party or by which HealthStream or its assets is bound in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

Section 3.3 Legal Proceedings, Orders.

(a) There are no Proceedings pending by or against HealthStream that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of HealthStream, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There are no Orders outstanding against HealthStream that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of HealthStream, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the entry of any such Order.

Section 3.4 Brokers or Finders. Except for StillPoint Capital, LLC, neither HealthStream nor any of its shareholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 3.5 No Financing Condition. HealthStream acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding HealthStream’s ability to obtain financing for the consummation of the transactions contemplated hereby, and that HealthStream has adequate cash on hand and/or from other readily available sources of funding to meet such obligations.

Section 3.6 Securities Law Representations. HealthStream is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act. HealthStream agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. HealthStream is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.7 External Communications. HealthStream is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, Seller or any

Execution Version

Shareholder or any of their Affiliates or representatives except as set forth in Article II, the Company Disclosure Schedule, the Shareholder Closing Certificate and any other document or agreement to be delivered in connection with the consummation of the transactions contemplated hereby. Except as set forth in Article II, the Company Disclosure Schedule, the Shareholder Closing Certificate and any other document or agreement to be delivered in connection with the consummation of the transactions contemplated hereby, none of the Seller, the Company nor any Shareholder nor any of their Affiliates or representatives is making any representation or warranty with respect to (i) any information, documents or materials made available to HealthStream, whether orally or in writing, in any confidential information memoranda, the Data Room, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement, and (ii) any estimates, projections or forecasts involving the Company and its Subsidiaries.

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from HealthStream, the Seller Parties shall (a) afford HealthStream and its agents and representatives (collectively, the “Buyer Group”), reasonable access, during regular business hours, to the Company’s and its Subsidiaries’ properties, personnel, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries, (b) furnish to the Buyer Group copies of all such contracts, books and records, and other existing documents and data that the Buyer Group may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as the Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer Group, with Buyer Group’s investigation of the properties, assets and financial condition of the Company and its Subsidiaries. In addition, between the date of this Agreement and the Closing Date, HealthStream will be provided access to the Company’s and its Subsidiaries’ employees, suppliers and other Persons having business relations with the Company and its Subsidiaries, at such times and in the manner mutually agreed to by HealthStream and the Seller Parties (it being understood that the Seller Parties will permit HealthStream to have reasonable access to such Persons).

Section 4.2 Operation of the Business of the Company; Seller Activities. Except as otherwise contemplated by this Agreement (including but not limited to pursuant to Section 4.11) or agreed to in writing by HealthStream, between the date of this Agreement and the Closing, the Seller Parties shall cause the Company and its Subsidiaries to (i) conduct their business in the Ordinary Course of Business and pay or satisfy all of their obligations and liabilities in the Ordinary Course of Business, (ii) use reasonable best efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of the Company’s and its Subsidiaries’ officers, employees, and agents, and maintain the Company’s and its Subsidiaries’ relations and goodwill with landlords, suppliers, creditors, employees, agents and others having business relationships with the Company and its Subsidiaries, and (iii) otherwise periodically report to HealthStream concerning the status of the business, operations and finances of the Company and its Subsidiaries. In addition, between the date of this Agreement and the Closing Date, the Seller Parties shall cause the Company and its Subsidiaries not to, without the prior written consent of HealthStream, take any of the following actions (except as contemplated by the Restructuring):

(a) (1) amend its organizational documents; (2) issue, sell, repurchase, redeem or acquire any shares of capital stock or other equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or such equity interests; (3) adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity interest of such entity, or (4) permit the transfer of any Shares or any capital stock or other securities of any Subsidiary of the Company;

Execution Version

(b) grant any increase in the base compensation of, or pay any bonuses or other compensation to (including, without limitation, any severance or termination pay to), any of the officers and employees of the Company or its Subsidiaries outside the Ordinary Course of Business or hire any employee outside of the scope of the budget of the Company and its Subsidiaries previously provided to HealthStream;

(c) adopt, materially amend or increase the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;

(d) enter into, amend, terminate, renew or assign any Material Company Contract;

(e) acquire inventory, assets or other properties in excess of $50,000 individually or in the aggregate, including, without limitation, acquire any business, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise,

(f) sell, lease or otherwise dispose of, or permit any Encumbrance upon, any assets or properties of the Company or its Subsidiaries other than (1) sales of inventory in the Ordinary Course of Business, (2) dispositions of obsolete equipment or unsaleable inventory in the Ordinary Course of Business, and (3) Permitted Encumbrances;

(g) fail to spend funds for any budgeted capital expenditures, or make, or make any material commitment with respect to, any capital expenditures outside the scope of the budget of the Company and its Subsidiaries previously provided to HealthStream;

(h) incur, assume or guaranty any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

(i) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j) commence, compromise or settle any Proceeding;

(k) make any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(l) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of the Company to the extent such dividends or distributions would (together with any other cash payments to be made by the Company prior to the Closing, including pursuant to the terms of Section 4.8 hereof) cause the Company to hold less than $550,000 in Cash and Cash Equivalents as of the Closing;

(m) fail to keep in full force and effect insurance comparable in amount and scope to insurance now carried by the Company and its Subsidiaries;

(n) make any material change in its accounting methods;

(o) make or change any tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries,

Execution Version

surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date; or

(p) enter into any agreement, whether oral or written, to do any of the foregoing.

Except for the Restructuring, between the date of this Agreement and the Closing Date, Seller shall not incur any obligation or liability or engage in any business or activity of any type or kind whatsoever or enter into any agreement or arrangement with any Person.

Section 4.3 Required Approvals.

(a) As promptly as practicable after the date of this Agreement, the Seller Parties shall use their reasonable best efforts to obtain all consents required in connection with the transactions contemplated hereby as set forth in Section 2.2(c) of the Company Disclosure Schedule.

(b) As promptly as practicable after the date of this Agreement, the Seller Parties shall make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. The Seller Parties also shall reasonably cooperate with HealthStream and its representatives with respect to all filings that HealthStream elects to make, or pursuant to Legal Requirements is required to make, in connection with the transactions contemplated hereby. In furtherance thereof, the Seller Parties shall cooperate with HealthStream and shall use reasonable best efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as promptly as practicable following the date of this Agreement (but in no event later than two (2) Business Days from and after the date hereof), shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Except for the filing fee under the HSR Act (which shall be borne by HealthStream), the Company shall bear its own costs for filing and other fees payable to Governmental Authorities.

(c) As promptly as practicable after the date of this Agreement, HealthStream shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. HealthStream also shall reasonably cooperate with the Seller Parties and their representatives with respect to all filings the Seller Parties elect to make or are required by Legal Requirements to make. In furtherance thereof, HealthStream shall cooperate with Seller Parties and shall use reasonable best efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as promptly as practicable following the date of this Agreement (but in no event later than two (2) Business Days from and after the date hereof), shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. HealthStream shall bear its own costs for filing and other fees payable to Governmental Authorities; provided, however, that HealthStream shall pay 100% of the filing fee under the HSR Act.

(d) The Company and HealthStream shall jointly agree upon the form of any pre-Closing consents, notices or announcements to Governmental Authorities (to the extent permitted by Legal Requirements). HealthStream and the Company shall promptly inform each other of any oral

Execution Version

communication with, and, to the extent permitted by Legal Requirements, provide copies of all written communications with, any Governmental Authority regarding any such filing or notification or the transactions contemplated hereby. Neither HealthStream nor the Company shall independently participate in any formal meeting with any Governmental Authority in respect of any filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

(e) HealthStream shall take any and all commercially reasonable actions necessary to obtain any necessary approval from any Governmental Authority responsible for merger control, antitrust or competition Legal Requirement or to prevent the initiation of any lawsuit under any merger control, antitrust or competition Legal Requirement or to prevent the entry of any Order that would otherwise make the consummation of the transactions contemplated by this Agreement unlawful; provided, however, that, notwithstanding the foregoing or anything contained herein to the contrary, in no event shall HealthStream or any of its Affiliates be required to propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise): (i) any sale, divesture, transfer, disposition or holding separate (through the establishment of a trust or otherwise) of any assets, properties or businesses of HealthStream, the Company or their respective Affiliates; (ii) any termination, modification or extension of existing relationships or contractual rights or obligations of HealthStream, the Company or their respective Affiliates; (iii) any change or modification of any course of conduct, or otherwise make any commitment (to any Governmental Authority or otherwise), regarding future operations or business of HealthStream, the Company or their respective Affiliates, or (iv) any other change or restructuring with respect to HealthStream, the Company or their respective Affiliates. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that all obligations of the parties with respect to the HSR Act or any other merger control, antitrust or competition Legal Requirements are set forth in this Section 4.3.

Section 4.4 Notification. Between the date of this Agreement and the Closing Date, HealthStream or the Seller Parties, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party becomes actually aware of (i) any fact or condition that causes or constitutes a material breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Disclosing Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party, such Disclosing Party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, HealthStream or the Seller Parties, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant by such party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Article V impossible or unlikely. No disclosure pursuant to this Section 4.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

Section 4.5 No Negotiation. Until such time as this Agreement is terminated pursuant to Article IX, the Seller Parties shall not, and shall cause the directors, employees, shareholders, affiliates, representatives and agents of the Seller Parties not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than HealthStream) relating to any merger, consolidation, business combination or similar transaction involving the Company or its Subsidiaries, or the sale of the business or assets of the Company or its Subsidiaries, or the sale of any capital stock or any equity interest of the Company or its Subsidiaries. The Seller Parties shall notify HealthStream of any such inquiry or proposal and the terms thereof within 24 hours of receipt or awareness.

Execution Version

Section 4.6 Pre-Closing Financial Statements. Until the Closing Date, the Seller Parties shall deliver to HealthStream within 15 days after the end of each month a copy of the unaudited monthly financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the Company’s Accounting Practices and Procedures.

Section 4.7 Payment of Indebtedness, Etc. At or prior to the Closing, the Company shall have paid or otherwise satisfied (or caused to be paid or otherwise satisfied) in full (i) all Indebtedness (other than capital lease obligations) payable by the Company or any of its Subsidiaries to any Person, and (ii) all Indebtedness or other amounts payable to the Company or any of its Subsidiaries by any Shareholder or any Affiliate of the Company or its Subsidiaries.

Section 4.8 Change of Control/Bonus Payments; Other Payments. The Company shall pay, at or prior to the Closing, all change of control, bonus, retention and similar payments payable by the Company and its Subsidiaries to any of its employees or any other Persons in connection with the closing of the transactions contemplated hereby or otherwise payable in respect of the 2014 fiscal year (“Change of Control/Bonus Payments”), whether or not due before or after the Closing, including the payments set forth on Annex F attached hereto). At or prior to the Closing, the Company shall pay an amount in cash to each of the Available Employees in respect of all accrued PTO Leave accrued by each such Available Employee with the Company prior to the Closing (to the extent in excess of 100 hours for any such Available Employee) in accordance with the Company’s policies such that, after such payment, each such Available Employee will have 100 hours of PTO Leave as of the Closing.

Section 4.9 401(k) Plan. The Seller Parties shall cause the Company to terminate its 401(k) Plan (the “401(k) Plan”) prior to the Closing Date and in connection therewith fully vest all accounts of all participants in the 401(k) Plan and provide for the distribution of all such accounts pursuant to applicable Legal Requirements. The Seller Parties shall deliver to HealthStream at Closing duly executed resolutions of the board of directors of the Company reflecting the termination of the 401(k) Plan.

Section 4.10 Reasonable Best Efforts. Each party shall use its reasonable best efforts to cause all of the conditions precedent to HealthStream’s and the Shareholders’ obligations set forth in Article V to be satisfied, to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions.

Section 4.11 Transfer of Excluded Assets and Excluded Subsidiaries. No later than one Business Day prior to the Closing, the Company shall cause the transfer of all rights, title and interest in, to and under the Excluded Assets and the Excluded Subsidiaries out of the Company pursuant to transfer documentation in form and substance reasonably satisfactory to HealthStream.

Section 4.12 Restructuring. Subsequent to the date of this Agreement and prior to the Closing Date, the Shareholders, the Seller and the Company shall complete the Restructuring and shall cause a valid election on IRS Form 8869 to be made with respect to the Company prior to the effective time of the conversion of the Company and any of its Subsidiaries that are treated as corporations or “qualified subchapter S subsidiaries” for federal income Tax purposes (other than the Excluded Subsidiaries) to limited liability companies as part of the Restructuring. Notwithstanding anything contained herein to the contrary, at the Closing, HealthStream shall reimburse the Seller for the reasonable out-of-pocket legal and accounting expenses incurred by the Seller Parties in connection with the Restructuring in an amount not to exceed $50,000 (which reimbursement may be effected through the flow of funds as more specifically provided in the Funds Flow Statement).

Execution Version

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of HealthStream. The obligations of HealthStream to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by HealthStream):

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Seller, the Shareholders and the Company in Article II of this Agreement (without giving effect to any “Company Material Adverse Effect” or materiality or similar qualifications therein), other than the representations and warranties set forth in Section 2.2(a) (Authority; No Conflict) and Section 2.4 (Capitalization), must have been accurate as of the date of this Agreement except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and must be accurate as of the Closing except as would not, individually or in the aggregate, have a Company Material Adverse Effect (without in any such case giving effect to any supplement to the Company Disclosure Schedules); and

(ii) Each of the representations and warranties of the Shareholders and the Company contained in Section 2.2(a) (Authority; No Conflict) and Section 2.4 (Capitalization) (without giving effect to any “Company Material Adverse Effect” or materiality or similar qualifications therein) must have been accurate in all respects (other than immaterial clerical errors) as of the date of this Agreement, and must be accurate in all respects as of the Closing (other than immaterial clerical errors) (without in any such case giving effect to any supplement to the Company Disclosure Schedules).

(b) Covenants. All of the covenants and obligations that the Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(d) Encumbrances. All Encumbrances (other than Permitted Encumbrances) on the assets of the Company and its Subsidiaries must have been released at or prior to the Closing.

(e) Intentionally Omitted.

(f) No Material Adverse Effect. There must not have been any Company Material Adverse Effect since the date of this Agreement.

(g) Closing Certificate. The Shareholders, the Seller and the Company must have delivered to HealthStream a certificate (the “Shareholder Closing Certificate”) certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied.

(h) Excluded Subsidiaries. The Company shall have divested the Excluded Subsidiaries at least one Business Day prior to Closing and shall have otherwise complied with its obligations under Section 4.11.

Execution Version

(i) Closing Deliveries. The Shareholders must have caused each of the documents and instruments required by Section 1.5(a) to be delivered (or tendered subject only to Closing) to HealthStream.

(j) Restructuring. The Restructuring, and the completion of the elections required pursuant to Section 4.12, must have been completed, all to the reasonable satisfaction of HealthStream.

Section 5.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Shareholders’ Representative):

(a) Representations and Warranties. Each of the representations and warranties of HealthStream in Article III of this Agreement (without giving effect to any “Material Adverse Effect” or materiality or similar qualification therein)) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing (without in any such case giving effect to any supplement to the HealthStream Disclosure Schedules).

(b) Covenants. All of the covenants and obligations that HealthStream is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(d) Closing Certificate. HealthStream must have delivered to the Seller and the Company a certificate (the “HealthStream Closing Certificate”) certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(e) Closing Deliveries. HealthStream must have paid the Purchase Price required to be paid at Closing and delivered each of the documents and instruments required by Section 1.5(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Publicity. The parties agree that no press release or public announcement, statement or disclosure concerning this Agreement or any other transaction contemplated hereby shall be issued by the Company without the consent of the Seller, Shareholders’ Representative, or by the Company, the Shareholders’ Representative or any Shareholder, without the prior consent of the Company; provided, however, that (a) the initial press release with respect to this Agreement and the transactions contemplated hereby shall be made promptly following the execution and delivery of this Agreement and will be a press release of HealthStream (the content of which press release has been subject to the prior review and reasonable approval of the Company), and (b) HealthStream may, in its sole discretion, issue a press release with respect to the closing of the transactions contemplated hereby promptly following the Closing (the content of which press release will be subject to the prior review and reasonable approval of the Shareholders’ Representative); provided, however, that nothing contained herein will limit any party from making (or require the other party’s consent to) any announcements, statements or acknowledgments that such party is required by applicable Legal Requirements to make, issue or release or limit HealthStream or its Affiliates from making any disclosure that they deem necessary or advisable to be made in any filings with the SEC or in connection with any future securities offerings of HealthStream or its Affiliates.

Execution Version

Section 6.2 Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of HealthStream and/or related to any future securities offerings of HealthStream, in any such case related to the financial results of the Company, the Shareholders’ Representative shall provide such cooperation as HealthStream may reasonably request in connection therewith. HealthStream shall reimburse the Shareholders’ Representative for required out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Shareholders’ Representative in connection with performing its obligations under this Section 6.2.

Section 6.3 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 6.4 Post-Closing Conduct of Business, Employee Matters and Employee Benefits.

(a) At the Closing, HealthStream shall cause the Company to maintain the employment of all individuals in active employment with the Company at the Closing (the “Available Employees”), other than the individuals listed on Annex D. In addition, HealthStream shall (i) cause the Company to provide to each of the Available Employees (other than Tim Littrell, as addressed below) with a base salary no less than the base salary of such Available Employee at the Closing, and (ii) allow each of the Current Executives to participate in the performance incentive plan of HealthStream, in any such case, for at least 12 months following the Closing provided that any such Available Employee or Current Executive, as applicable, remains in the employ of the Company during such period. HealthStream shall cause the Company to provide Tim Littrell (i) with a base salary no less than his base salary at the Closing for the first six (6) months following the Closing, (ii) with a base salary no less than fifty percent (50%) of his base salary for the next six (6) month period thereafter (during which time Tim Littrell will be employed on no more than a half-time basis), and (iii) to allow Tim Littrell to participate in the performance incentive plan of HealthStream for at least 12 months following the Closing and provided that Tim Littrell remains in the employ of the Company during such period. In addition, HealthStream shall cause each such Available Employee to be provided with employee benefits at the Closing that are substantially similar to those provided to other similarly situated employees of HealthStream and its Subsidiaries.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any severance plan) or vacation or paid time off plan, maintained by HealthStream or any of its Subsidiaries, for purposes of determining eligibility to participate, and vesting of benefits (but not for purposes of benefit accrual; provided, that the tenure of Available Employees with the Company will be taken into account under any vacation or paid time off plans of HealthStream or any of its Subsidiaries to the same extent as the tenure of similarly situated employees of HealthStream is taken into account in accordance with the terms of such HealthStream plans, after giving effect to the payments referenced in Section 4.8), each such Available Employee’s service with the Company shall be treated as service with HealthStream or any of its Subsidiaries. HealthStream shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work

Execution Version

requirements and waiting periods under any welfare benefit plan (including health insurance plan) maintained by HealthStream or any of its Subsidiaries in which Available Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date (subject to the consent of the applicable insurer), except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan immediately prior to the Closing Date. HealthStream shall use commercially reasonable efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Available Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans (including health insurance plan) in which such Available Employee (and dependents) will be eligible to participate from and after the Closing Date (subject to the consent of the applicable insurer).

(c) It is understood and agreed that (x) nothing contained herein will constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of HealthStream or its Subsidiaries (including the Company) to a post-Closing Date employment relationship with any Available Employee of any fixed term or duration or upon any terms or conditions other than those that HealthStream or its Subsidiaries (including the Company) may establish pursuant to individual offers of employment (except as to the base salary of the Current Executives at the levels set forth in Section 6.4(a)); (y) nothing contained herein shall be deemed to be an amendment of any Employee Benefit Plan or interfere with the right of HealthStream, any of HealthStream’s Subsidiaries, or the Company to amend, modify or terminate any Employee Benefit Plan and (z) subject to applicable Legal Requirements, the employment of the Available Employees by HealthStream or its Subsidiaries (including the Company), as applicable, is “at will” and may be terminated by HealthStream or its Subsidiaries (including the Company), as applicable, or by any Available Employee, at any time for any reason (subject to any written agreements to the contrary entered into between HealthStream or its Subsidiaries (including the Company), as applicable, and any such Available Employee).

Section 6.5 Allocation of Purchase Price.

(a) The Purchase Price (plus liabilities of the Company and its Subsidiaries (other than the Excluded Subsidiaries)) shall be allocated among the Company’s and its Subsidiaries’ assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (the “Allocation”). The Purchase Price will be allocated in the manner proposed by HealthStream as soon as practicable following the Closing and reasonably agreed to by the Shareholders’ Representative. After the Closing, the parties shall make consistent use of such Purchase Price allocation for all tax purposes and in any Tax Returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.

(b) The Allocation shall be revised to appropriately take into account any other payments made pursuant to Section 1.3 or any other provision of the Agreement, and HealthStream shall deliver to Shareholders’ Representative an amended Allocation reflecting any such revisions.

(c) HealthStream, the Seller, the Shareholders, their Affiliates and any other applicable Persons (each a “Tax Filing Party”) shall file all Tax Returns consistent with the Allocation (as it may be amended pursuant to paragraph (b) above). None of the Tax Filing Parties shall take any income Tax position inconsistent with such Allocation or agree to any proposed adjustment to the Allocation by any taxing authority without first giving the other parties prior written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

Execution Version

(d) Indemnification.

(i) HealthStream shall indemnify and hold harmless each Shareholder from and against any Increased Taxes. “Increased Taxes” means the amount by which the Taxes of the Company, the Seller and the Shareholders are required to pay as a result of the sale of the Membership Interests exceeds the Taxes the Shareholders, the Seller and the Company would be required to pay were the Restructuring not to occur and the Shareholders were to sell the stock of the Company to HealthStream for the Purchase Price in the absence of a Section 338(h)(10) election, including reasonable professional fees and costs incurred by the Shareholders in connection with the Restructuring, provided, however, the calculation of Increased Taxes shall be made based on the assumption that the Company is a valid S corporation prior to the Restructuring and that the Restructuring is completed as contemplated herein whether such facts are true or not. For purposes of clarification, HealthStream’s indemnity hereunder shall include any additional Taxes imposed on the Shareholders, the Seller or the Company (including Taxes imposed on the receipt of any Gross Up Payments).

(ii) Except in the case of an Increased Tax Dispute Notice, indemnification under clause (e)(i) above shall be made by payment to each Shareholder in cash of the amount of such Shareholder’s Increased Taxes plus a Gross Up Payment within twenty (20) days of the delivery by such Shareholder to HealthStream of a claim (an “Increased Tax Indemnity Claim”) for indemnification hereunder (the “Claim Payment Due Date”). An Increased Tax Indemnity Claim shall include a reasonably detailed explanation of the calculation of the Increased Taxes and Gross Up Payment, which calculations shall be prepared by a certified public accountant who holds an active CPA license of such Shareholder’s choosing. For purposes of clarification, the intent of paragraph (i) above is to cause the amount received by each Shareholder (after payment of applicable Taxes by the Seller and such Shareholder) following the sale of the Membership Interests by the Seller and the distribution by the Seller of the Shareholder’s pro rata share of the sales proceeds to equal the amount such Shareholder would have received had (x) this Agreement been structured as a sale of the Company’s stock (prior to the Restructuring) by the Shareholders to HealthStream (with no election under Code Section 338) and the Shareholder paid applicable Taxes owed in connection with such sale, (y) the Company had a valid S corporation election immediately prior to the Restructuring and (z) the Restructuring been completed as contemplated in this Agreement.

(iii) In the event that HealthStream disputes the existence or amount of Increased Taxes or Gross Up Payment set forth on an Increased Tax Indemnity Claim, HealthStream shall notify the Shareholder submitting such Increased Tax Indemnity Claim of such dispute (an “Increased Tax Dispute Notice”) and HealthStream and the Shareholder shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved thirty (30) days after the date of the Increased Tax Dispute Notice, the existence and amount of any Increased Taxes and Gross Up Payment with respect to such Shareholder shall be determined by a certified public accountant who holds an active CPA license appointed by, and mutually agreeable to each of, HealthStream and the Shareholder within ten (10) days of the expiration of the preceding thirty (30) day resolution period. Such certified public accountant’s determination of the amount of Increased Taxes and Gross Up Payment shall be binding upon HealthStream and the Shareholder, and HealthStream shall pay to the Shareholder the amount of such Increased Taxes and Gross Up Payment, in cash, immediately upon such certified public accountant’s delivery to HealthStream of such determination.

(iv) For purposes hereof, a “Gross Up Payment” shall mean, with respect to each Shareholder, a payment by HealthStream to such Shareholder of an additional amount such that, after paying all Taxes attributable solely to the receipt of the Gross Up Payment, the Shareholder has received a net after tax amount equal to the Increased Taxes.

Execution Version

(v) Any payment of Increased Taxes and Gross Up Payment properly due and payable from HealthStream to a Shareholder hereunder that remains unpaid shall reduce, on a dollar-for-dollar basis, any amount for which such Shareholder may otherwise be liable for under Article VIII of this Agreement.

(vi) Any payment made by HealthStream under this Section 6.5(e) shall be treated by HealthStream and the Shareholders as the payment of additional Purchase Price for Tax purposes and no party shall file any return or make any report to any Tax authority inconsistent with such characterization.

(vii) The obligation of HealthStream to pay the Increased Taxes shall survive until the expiration of all statutes of limitation with respect to Tax Returns of the Company and the respective Shareholder.

(viii) Any Taxes that are the responsibility of HealthStream pursuant to this paragraph shall not (i) be taken into account in the calculation of the Closing Date Net Working Capital Amount, or (ii) otherwise reduce any amount payable to any of the Shareholders hereunder.

ARTICLE VII

TAX MATTERS

Section 7.1 The Company’s Pre-Closing Returns. The Seller shall timely prepare and file (or cause to be prepared and filed) on a basis consistent with past practice all Tax Returns required by law reporting Taxes imposed on the Company and its Subsidiaries that are required to be filed in respect of any taxable period ending on or before the Closing Date (all such Tax Returns are hereinafter referred to as the “Company’s Pre-Closing Returns”). The Seller shall provide HealthStream with copies of all of the Company’s Pre-Closing Returns for its review and comment prior to being filed by the Seller and at least 30 days (or, for Tax Returns other than income Tax Returns, a reasonable period) prior to the applicable filing deadline for such Tax Returns. The Seller shall make such revisions to such Tax Returns as are reasonably requested by HealthStream. The Shareholders and the Seller, as applicable, shall timely pay (or cause to be paid) on behalf of the Company all Taxes due and payable on the Company’s Pre-Closing Returns.

Section 7.2 HealthStream’s Tax Returns and Straddle Period Tax Liability. HealthStream shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law covering the Company that are required to be filed in respect of taxable periods ending after the Closing Date (all such Tax Returns are hereinafter referred to as “HealthStream Tax Returns”). To the extent that any such Tax Return is to be filed with respect to a taxable period of the Company that begins before and ends after the Closing Date (a “Straddle Period”), HealthStream shall provide such Tax Returns to the Seller for review and comment at least 60 days (or, for Tax Returns other than income Tax Returns, a reasonable period) prior to the deadline for filing such Tax Returns. HealthStream shall make such revisions to such Tax Returns as are reasonably requested by the Seller.

Section 7.3 Allocations Relating to Taxes – Straddle Period. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods that include (but do not end on) the Closing Date, the determination of the Taxes of the Company and its Subsidiaries for the portion of the Pre-Closing Tax Period ending on and including, and the portion of the Pre-Closing Tax Period beginning after, the

Execution Version

Closing Date shall be determined by assuming that the Pre-Closing Tax Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

Section 7.4 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne (i) 50% by HealthStream, and (ii) 50% by the Seller.

Section 7.5 Cooperation. After the Closing, the Shareholders and HealthStream shall, each at their own expense, cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return of the Company and its Subsidiaries or Tax Return that includes taxable income of the Company or any of its Subsidiaries; such cooperation shall include the retention and (upon the requesting party’s reasonable request) the provision of records and information, including work papers of the Company and/or its Subsidiaries and their respective auditors, but excluding records and information that are protected by recognized attorney-client privilege, related to the Shareholders or the Company or its Subsidiaries, which are reasonably relevant to any Tax Returns, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. HealthStream and the Shareholders agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to the six year period (or portion thereof) prior to the Closing.

Section 7.6 Income Tax Treatment. The Seller Parties and HealthStream agree and acknowledge that the purchase and sale of the Membership Interests shall be treated as a purchase and sale of all of the assets of the Company for income Tax purposes.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Company Disclosure Schedule attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 8.6. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 8.2 Indemnification and Reimbursement of HealthStream Indemnified Persons. (i) The Seller, the Company and Littrell shall jointly and severally and (ii) each Shareholder shall severally in proportion to the percentage of the total number of shares of the Seller held by each such Shareholder as set forth in Section 2.4(a) of the Company Disclosure Schedule, indemnify and hold harmless, HealthStream and its Affiliates (including the Company) and their respective officers, directors, managers, shareholders, members, representatives and agents (collectively, the “HealthStream Indemnified Persons”), and shall reimburse the HealthStream Indemnified Persons, for any Damages arising, directly or indirectly, from or in connection with:

(a) (i) any breach of any representation or warranty made by the Seller, the Shareholders and the Company in Article II of this Agreement which representation or warranty is made effective as of the date of this Agreement, (ii) any material breach of any representation or warranty made by the Seller, the Shareholders and the Company in Article II of this Agreement which representation or warranty is made effective as of the Closing Date, and (iii) any breach of any representation or warranty made in the Shareholder Closing Certificate;

Execution Version

(b) any breach of any covenant or obligation of the Seller, the Company, Shareholders’ Representative, or any of the Shareholders contained in this Agreement or the Escrow Agreement;

(c) except as set forth in and as limited by Section 8.2(d) with respect to the Taxes listed therein (which matters within the scope of Section 8.2(d) will be addressed pursuant to Section 8.2(d) in lieu of being subject to this Section 8.2(c)), (i) any Taxes of the Seller, (ii) any Taxes of the Company or any Subsidiary of the Company, whether imposed directly, as a transferee or successor, by contract or otherwise, for Pre-Closing Tax Periods (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital Amount), (iii) any Transfer Taxes for which the Seller is liable pursuant to Section 7.4 of this Agreement, (iv) any Taxes arising by reason of the Company or any Subsidiary of the Company being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) or any other consolidated, unitary or similar group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Legal Requirement), and (v) any failure of the Seller, the Company or any Subsidiary of the Company to file Tax Returns or pay Taxes in any jurisdiction in which the filing of such Tax Returns or the payment of Taxes may be required;

(d) 50% of any Taxes of the Company or any Subsidiary of the Company for Pre-Closing Tax Periods that are in nature of (i) state income/franchise Taxes, (ii) state digital goods sales and use Taxes, and (iii) state non-resident income Tax withholding, in any such case with respect to any jurisdiction in which the Company or any Subsidiary of the Company does not currently file Tax Returns (provided, however, that, for purposes of clarity, the provisions of this Section 8.2(d) will not limit the ability of the HealthStream Indemnified Persons to recover any amounts in the event of any breach of Section 2.7(a));

(e) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any Person with the Seller, the Company or any of the Shareholders (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(f) the Excluded Assets or any Excluded Subsidiary;

(g) any amounts payable by any HealthStream Indemnified Person to any current or former officer or director of the Company or any Subsidiary of the Company in connection with any right of indemnification or advancement of such current or former officer or director against the Company or any Subsidiary of the Company under the organizational documents of the Company or any Subsidiary of the Company, the CCC or otherwise; and

(h) any claims regarding the amount or type of the Purchase Price received by any Shareholder or other claims by any Person that such Person is entitled to receive any portion of the Purchase Price (except for the payment of the Purchase Price as set forth herein).

Execution Version

Notwithstanding the foregoing or anything else contained herein to the contrary, (i) on and after the Closing, the obligation of the Company to indemnify the HealthStream Indemnified Persons will terminate and be of no further force and effect, and (ii) for purposes of clarity and not in limitation of any other rights and remedies of HealthStream hereunder, the HealthStream Indemnified Parties shall not be limited in their ability to seek or recover indemnification for Damages within the scope of Section 8.2(c) or Section 8.2(d) due to or in connection with any action taken by any HealthStream Indemnified Person to bring the Company or its Subsidiaries into compliance with any Legal Requirement of any jurisdiction pertaining to Taxes.

Section 8.3 Indemnification and Reimbursement of the Seller. HealthStream shall indemnify and hold harmless the Seller, the Company and the Shareholders, and shall reimburse the Seller, the Company and the Shareholders for, any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by HealthStream in (x) Article III of this Agreement, or (y) the HealthStream Closing Certificate;

(b) any breach of any covenant or obligation of HealthStream contained in this Agreement or the Escrow Agreement; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any Person with HealthStream (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

Section 8.4 Limitations on Indemnification of HealthStream Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the HealthStream Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 8.2 is subject to the following limitations and qualifications:

(a) The HealthStream Indemnified Persons shall have no right to recover any amounts under Section 8.2(a) until the total amount of Damages incurred by the HealthStream Indemnified Persons under Section 8.2(a) exceeds $500,000 (the “Basket”), in which case the HealthStream Indemnified Persons will be entitled to recover only the amount of such Damages in excess of the Basket.

(b) The maximum amount of Damages that may be recovered by the HealthStream Indemnified Persons under Section 8.2(a) will be $8,000,000 (the “Cap”). The maximum amount of Damages that may be recovered by the HealthStream Indemnified Persons under Section 8.2(d) will be $500,000.

(c) The limitations set forth in clauses (a) and (b) of this Section 8.4 shall not apply to breaches of Section 2.1(a) (Organization and Good Standing), Section 2.2(a) (Authority; No Conflict), Section 2.4 (Capitalization), Section 2.7 (Taxes) and Section 2.23 (Brokers or Finders) (collectively, the “Fundamental Representations”).

Execution Version

(d) Nothing contained herein (including Section 8.4(a) and Section 8.4(b)) shall limit or restrict any HealthStream Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement or fraud.

(e) Subject to the terms of this Article VIII, and except as otherwise provided in Section 1.3 and Article VII, in the event of any indemnification claim made by the HealthStream Indemnified Persons pursuant to this Article VIII, the HealthStream Indemnified Persons shall be paid first out of the Escrowed Cash pursuant to the terms of the Escrow Agreement (to the extent that any Escrowed Cash is then held under the Escrow Agreement) before recovering against any other indemnifying Persons pursuant to the terms of this Article VIII.

Section 8.5 Limitations on Indemnification of the Seller, the Company and the Shareholders. Notwithstanding anything contained herein to the contrary, the right of the Seller, the Company and the Shareholders to be indemnified, held harmless and reimbursed pursuant to Section 8.3 is subject to the following limitations and qualifications:

(a) The Seller, the Company and the Shareholders shall have no right to recover any amounts under Section 8.3(a) until the total amount of Damages incurred by the Seller, the Company and the Shareholders under Section 8.3(a) exceeds the Basket, in which case the Seller, the Company and the Shareholders will be entitled to recover only the amount of such Damages in excess of the Basket.

(b) The maximum amount of Damages that may be recovered by the Seller, the Company and the Shareholders under Section 8.3(a) will be the Cap.

(c) The limitations set forth in clauses (a) and (b) of this Section 8.5 shall not apply to breaches of Section 3.1 (Organization and Good Standing), Section 3.2(a) (Authority; No Conflict) and Section 3.4 (Brokers or Finders).

(d) Nothing contained herein (including Section 8.5(a) and Section 8.5(b)) shall limit or restrict the Seller’s, the Company’s or any Shareholder’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement or fraud.

Section 8.6 Time Limitations.

(a) The HealthStream Indemnified Persons shall have no right to recover any amounts under Section 8.2(a), unless on or before the date that is 18 months following the Closing Date, HealthStream notifies the Shareholders’ Representative in writing of a claim or breach under Section 8.2(a) specifying, to the extent then known by HealthStream, the factual basis of that claim or breach in reasonable detail, including the amount of such claim (but if and only to the extent then known); provided, however, that any written notice of any claim or breach with respect to any Fundamental Representation may be made by HealthStream (i) in the case of any breach of Section 3.7 (Taxes), at any time prior to 60 days following the expiration of the applicable statute of limitations period, and (ii) in the case of any breach of any other Fundamental Representations, may be made at any time.

(b) The Seller, the Company and the Shareholders shall have no right to recover any amounts under Section 8.3(a), unless on or before the date that is 18 months following Closing Date, the Shareholders’ Representative notifies HealthStream in writing of a claim or breach under Section 8.3(a) specifying, to the extent then known by the Shareholders’ Representative, the factual basis of that claim or breach in reasonable detail, including to the amount of such claim (but if and only to the extent then known); provided, however, that any written notice of any claim or breach with respect to Section 3.1 (Organization and Good Standing), Section 3.2(a) (Authority; No Conflict) or Section 3.4 (Brokers or Finders) may be made by the Shareholders’ Representative at any time.

Execution Version

Section 8.7 Third-Party Claims.

(a) In the event that a claim is made by a third party (a “Third-Party Claim”) against any Person in connection with which any Person is (or is anticipated to be) entitled to indemnity under Section 8.2 or Section 8.3 (an “Indemnified Person”; any Person required to provide indemnity under this Agreement is referred to as an “Indemnifying Person”), then, (i) in the case of any claim under Section 8.2, HealthStream shall provide notice to the Shareholders’ Representative, and (ii) in the case of any claim under Section 8.3, the Shareholders’ Representative shall provide notice to HealthStream, in each such case promptly following the assertion of such Third-Party Claim (or, if later, the time at which such Third-Party Claim is anticipated to give rise to any indemnification obligations under this Agreement); provided that the failure to provide such notice will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice pursuant to Section 8.7(a) of the assertion of a Third-Party Claim in connection with which any Indemnified Person is (or is anticipated to be) entitled to indemnity under Section 8.2 or Section 8.3, as applicable, the Indemnifying Person shall, at its sole cost and expense, be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any attorneys’ fees or expenses related to the defense of such Third-Party Claim that are subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and such compromise or settlement includes an unconditional release of the Indemnified Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent, not to be unreasonably withhold, conditioned or delayed. If notice is given to an Indemnifying Person of any Third-Party Claim in accordance with the first sentence of this Section 8.7(b), and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound (if such claim is found to be an indemnifiable claim under Section 8.2 or 8.3) by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding the foregoing, if (i) an Indemnified Person reasonably determines that it is likely that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnifying Person is also a Person against whom the Third-Party Claim is

Execution Version

made and the Indemnified Person reasonably determines that joint representation would be inappropriate or (iii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such third-party claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

Section 8.8 Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (i) in the case of any claim under Section 8.2, written notice by HealthStream to the Shareholders’ Representative, and (ii) in the case of any claim under Section 8.3, written notice by the Shareholders’ Representative to HealthStream, in the case of both (i) and (ii) specifying, to the extent then known by the party making such claim, the factual basis of that claim or breach in reasonable detail, including the amount of such claim (but if and only to the extent then known).

Section 8.9 Exclusive Remedy. Except for claims based on intentional misstatement or fraud (including but not limited to a claim for Damages described in Section 8.4(d) or Section 8.5(d)) (it being understood that nothing contained herein (including Section 3.7) shall limit or restrict the ability of any party to make a claim based on intentional misstatement or fraud), the indemnification provided for in this Article VIII shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement to be entered into at Closing pursuant to the terms hereof or otherwise entered into in connection herewith to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with any breach of such agreement (other than breaches of the Escrow Agreement, which will be subject to the indemnification provisions hereof).

Section 8.10 No Double Materiality. For purposes of calculating the amount of Damages to which the HealthStream Indemnified Persons and the Shareholders are entitled under this Article VIII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

Section 8.11 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all income Tax purposes.

Section 8.12 Subrogation. Upon any indemnification payment to HealthStream pursuant to this Article VIII, the Shareholders’ Representative shall be entitled to exercise, and shall be subrogated to,

Execution Version

any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that HealthStream or any of its Affiliates may have against any other Person in respect of Damages to which such payment relates, except to the extent that HealthStream reasonably determines that the pursuit of any such remedies via subrogation would adversely affect any HealthStream Indemnified Person. HealthStream shall execute all instruments as the Shareholders’ Representative may reasonably request for the purpose of enabling the Shareholders’ Representative to perfect or exercise the right of subrogation of the Shareholders’ Representative under this Section 8.12. Notwithstanding the foregoing, the Shareholders’ Representation shall have no right to exercise, and shall not be subrogated to, any rights and remedies in respect of Damages against customers of the Company pursuant to Section 8.2(d) of this Agreement, and the Shareholders’ Representative otherwise will have subrogation rights in respect of Damages pursuant to Section 8.2(d) of this Agreement to the extent provided by, and subject to the limitations of, this Section 8.12.

Section 8.13 Calculation of Damages. (a) The amount of Damages for which any Indemnified Person is entitled to indemnification under this Agreement shall be reduced by (i) any Tax Benefit actually realized by the Indemnified Party (or any of its Affiliates) on account of the event giving rise to such payment and (ii) the amount of insurance proceeds actually received by any such Indemnified Person in respect of any such Damages (net of any applicable deductibles or similar costs of recovery and expenses incurred by any such Indemnified Person in connection with recovering such insurance proceeds (such net insurance proceeds, as so reduced, the “Net Insurance Proceeds”)). In the event that any such insurance proceeds are not received until after an indemnification claim has been paid hereunder, then the amount of the Net Insurance Proceeds will be applied, first, to refund any payments made by any Indemnifying Person which would not have been paid had such recovery been made prior to payment and, second, any excess to the Indemnified Person. In respect of any Damages payable under Section 8.2 and Section 8.3, each Indemnified Person shall use commercially reasonable efforts to collect any amounts available under applicable insurance policies. As used in this Section, “Tax Benefit” means any reduction in the amount of Taxes which otherwise would have been paid due to a deduction arising in the taxable year of and by reason of the event giving rise to a claim under this Article VIII.

ARTICLE IX

TERMINATION

Section 9.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by HealthStream, in the event a material breach of this Agreement has been committed by any Seller Party and such breach has not been waived in writing by HealthStream or cured by such Seller Party within 15 days following notice thereof by HealthStream, if such breach is capable of cure;

(b) by the Shareholders’ Representative, in the event a material breach of this Agreement has been committed by HealthStream, and such breach has not been waived in writing by the Shareholders’ Representative or cured by HealthStream within 15 days following notice by the Shareholders’ Representative, if such breach is capable of cure;

(c) by HealthStream, if the satisfaction prior to the Termination Date of any of the conditions to HealthStream’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of HealthStream to comply with its obligations under this Agreement), and HealthStream has not waived such condition in writing on or before such date;

Execution Version

(d) by the Shareholders’ Representative, if the satisfaction prior to the Termination Date of any of the conditions to the Seller’s obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of the Seller Parties to comply with their obligations under this Agreement), and the Shareholders’ Representative has not waived such condition in writing on or before such date;

(e) by either HealthStream or the Shareholders’ Representative, if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;

(f) by mutual written consent of HealthStream and the Shareholders’ Representative; or

(g) by HealthStream or the Shareholders’ Representative, if the Closing has not occurred on or before (i) March 24, 2015 (the “Initial Deadline Date”), or (ii) if the condition set forth on Schedule 9.1(g) has not been satisfied on or prior to the second Business Day prior to the Initial Deadline Date, April 24, 2015 (such termination date, as applicable, the “Termination Date”), or in any such case such later date as HealthStream and the Shareholders’ Representative may agree upon in writing, unless the terminating party (including, in the case of Shareholders’ Representative, the Seller Parties) is in material breach of this Agreement.

Section 9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 9.1, all subsequent obligations of the parties under this Agreement will terminate, except that the obligations in Section 6.1 (Publicity), this Article IX and Article X will survive; provided, however, that termination of this Agreement will not preclude a party from bringing an indemnification claim against any other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Expenses. Except as otherwise expressly provided by this Agreement, all unpaid Transaction Expenses shall be paid as a reduction to the Cash Consideration in accordance with Section 1.2(a) hereof (unless previously paid or specifically taken into account in connection with the Estimated Net Working Capital Amount), and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by HealthStream shall be paid by HealthStream.

Section 10.2 Assignment; No Third Party Beneficiaries. Neither the Seller, the Company, the Shareholders, Littrell nor the Shareholders’ Representative may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of HealthStream, and HealthStream may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of, prior to the Closing, the Seller, and following the Closing, the Shareholders’ Representative, except that HealthStream may assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of HealthStream, and (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving HealthStream; provided, however, that no such assignment or delegation will relieve HealthStream from any of its obligations hereunder, and HealthStream shall guaranty the obligations of any such assignee. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure

Execution Version

to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2.

Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to the Seller and the Shareholders’ Representative:

c/o Dan Littrell 13639 Rostrata Road Poway, CA 92064

with a copy to:

Procopio Cory Hargreaves & Savitch, LLP 501 B Street, Suite 2200 San Diego, CA 92101
Attention:	Ed Walton
Paul Johnson
Facsimile:	(619) 235-0398

If to HealthStream:

HealthStream, Inc. 209 10th Avenue South Nashville, TN 37203
Attention:	Robert A. Frist, Jr.
Facsimile:	(615) 301-3200

with a copy to:

Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201
Attention:	J. Page Davidson
Kevin H. Douglas
Facsimile:	(615) 742-2753
(615) 742-0454

Section 10.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof (provided, however, the non-disclosure provisions of the Confidentiality Agreement will continue to be in

Execution Version

effect solely with respect to the Excluded Assets and the Excluded Subsidiaries for a period of seven years following the Closing; provided further that such non-disclosure provisions of the Confidentiality Agreement shall not apply when a party is required to disclose such information pursuant to any applicable Legal Requirement or the requirements of any national securities exchange). This Agreement may not be amended except by a written agreement signed by HealthStream and the Shareholders’ Representative.

Section 10.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by, in the case of any waiver requested by HealthStream, the Shareholders’ Representative, and in the case of any waiver requested by the Shareholders’ Representative, HealthStream; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section 10.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by HealthStream and the Shareholders’ Representative with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 10.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The statements in the Schedules, and those in any supplement thereto, relate to the representations and warranties in the Section of this Agreement and any other Sections to the extent such disclosure is reasonably apparent on the face of such disclosure to be applicable to such other sections. The words “including,” “include” or words of similar import shall deemed to be followed by “without limitation” and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

Section 10.8 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

Section 10.9 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The

Execution Version

exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 10.10 Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 10.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 10.11 Exclusive Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding must be heard and determined exclusively in the Court of Chancery of the State of Delaware and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such action or proceeding.

Section 10.12 Shareholders’ Representative.

(a) By execution hereof, the Seller and each Shareholder hereby designates and appoints Littrell (the “Shareholders’ Representative”), as agent for and on behalf of the Seller and each Shareholder, and the true and lawful attorney in fact of the Seller and each Shareholder, with full power and authority in each of the Seller’s and Shareholders’ names, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Seller and each such Shareholder, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Seller and each Shareholder pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including the defense and/or settlement of any indemnification claims of any HealthStream Indemnified Person pursuant to Article VIII, to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrowed Cash to HealthStream in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. All such actions of the Shareholders’ Representative shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Seller and the Shareholders. Such agency may be changed by a vote or written consent by the holders of a majority of the shares of capital stock of the Company immediately prior to the consummation of the Restructuring, voting in the same manner as would have been voted in accordance with the organizational documents of the Company as in effect immediately prior to the Restructuring (the “Majority Holders”), from time to time upon not less than ten days’ prior written notice to HealthStream. If at any time the Shareholders’ Representative resigns, dies or becomes incapable of acting, the Majority Holders shall choose another Person to act as the Shareholders’ Representative under this Agreement. Neither the Seller nor the Shareholders may make a claim for indemnity against HealthStream pursuant to this Agreement except through the Shareholders’ Representative, who shall make such a claim only upon the written direction of the Majority Holders.

Execution Version

(b) Once the Shareholders’ Representative has initiated a claim for indemnity, all acts and decisions of the Shareholders’ Representative in connection with such matter shall be binding on the Seller and all the Shareholders. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders.

(c) The Shareholders’ Representative will be entitled to engage such counsel, experts and other agents as the Shareholders’ Representative deems necessary or proper in connection with performing the Shareholders’ Representative’s obligations hereunder, and will be promptly reimbursed by the Seller and the Shareholders for all reasonable expenses, disbursements and advances incurred by the Shareholders’ Representative in such capacity upon demand. The Shareholders shall severally indemnify and hold harmless the Shareholders’ Representative, based on the percentage of the total number of shares of the Seller held by each such Shareholder as set forth in Section 2.4(a) of the Company Disclosure Schedule, of any and all Damages that are incurred by the Shareholders’ Representative as a result of actions taken, or actions not taken, by the Shareholders’ Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to the Seller or the Shareholders for any act done or omitted hereunder as Shareholders’ Representative, excluding acts which constitute gross negligence or willful misconduct.

(d) All amounts received by the Shareholders’ Representative on behalf of the Seller under this Agreement will be promptly paid by the Shareholders’ Representative to the Seller; provided, however, that the Shareholders’ Representative will be entitled to set off any amounts payable to the Shareholders’ Representative under this Section 10.12(d) against amounts otherwise payable to the Seller pursuant to this Section 10.12(d) or released Escrowed Cash for the benefit of the Seller.

(e) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of the Seller or the Shareholders (except as otherwise provided herein) or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. A decision, act, consent or instruction of the Shareholders’ Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of the Seller and all of the Shareholders and shall be final, binding and conclusive upon the Sellers, the Shareholders, and HealthStream may rely upon any decision, act, consent or instruction of the Shareholders’ Representative hereunder as being the decision, act, consent or instruction of the Seller and each and every such Shareholder. HealthStream shall be able to rely conclusively on the proper distribution of such amounts by the Shareholders’ Representative to the Seller upon receipt by the Shareholders’ Representative of such amounts. HealthStream is hereby relieved from any liability to any Person (including the Seller, any Shareholders or any other Shareholder Indemnified Person) for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative, to the extent delegated to the Shareholders’ Representative hereunder.

(f) The provisions of this Section 10.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated by this Agreement.

Section 10.13 Privilege. HealthStream, the Seller, the Shareholders and the Company acknowledge and agree that all documents and papers in the files of Procopio Cory Hargreaves & Savitch, LLP, counsel to the Company (“Procopio”), relating to the this Agreement and the transactions contemplated hereby (collectively, the “Procopio Files”) will, effective as of the Closing Date, be held by

Execution Version

Procopio for the benefit of the Seller, the Shareholders and the Shareholders’ Representative and will not be provided to the Company, HealthStream or the attorneys of either following the Closing except as otherwise required by law or with the consent of the Shareholders’ Representative. The Procopio Files will include all correspondence between Procopio, the Seller, the Company, the Shareholders and the Seller’s and Company’s officers, directors, employees and other agents, as well as all attorney work-product regarding this Agreement and the transactions contemplated hereby. After the Closing, the Seller, the Shareholders and the Shareholders’ Representative shall be deemed to hold the attorney-client privilege with respect to all such Procopio Files.

[Remainder of page intentionally left blank]

Execution Version

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HealthStream, Inc.

By:	/s/ Robert A. Frist, Jr.
Name:	Robert A. Frist, Jr.
Title:	Chief Executive Officer

Littrell Holdings, Inc.

By:	/s/ Dan E. Littrell
Name:	Dan E. Littrell
Title:	Chief Executive Officer

HealthLine Systems, Inc.

By:	/s/ Dan E. Littrell
Name:	Dan E. Littrell
Title:	Chief Executive Officer

Shareholders:

Littrell Family Trust Dated November 7, 1990

By:	/s/ Nancy E. Littrell
Name:	Nancy E. Littrell
Title:	Trustee

By:	/s/ Dan E. Littrell
Name:	Dan E. Littrell
Title:	Trustee

Nancy Littrell 2012 Spouse and Family Trust dated December 21, 2012

By:	Wells Fargo Bank, N.A.
Title:	Trustee

By:	/s/ Paul Griffith
Name:	Paul Griffith
Title:	Vice President & Senior Trust Team Manager, Legacy Trust

Execution Version

Dan Littrell 2012 Family Gift Trust

By:	Wells Fargo Bank, N.A.
Title:	Trustee

By:	/s/ Paul Griffith
Name:	Paul Griffith
Title:	Vice President & Senior Trust Team Manager, Legacy Trust

/s/ Dan Littrell
Dan Littrell (in his individual capacity and as Stockholders’ Representative)

Execution Version

Annex A

Defined Terms

Index of Terms Defined Elsewhere in this Agreement

Capitalized terms used herein are defined in the provisions of this Agreement set forth below:

Defined Term	Section
Agreement	First Paragraph
Allocation	6.5(b)
Available Employees	6.4(a)
Basket	8.4(a)
Buyer Group	4.1
Cap	8.4(b)
Cash Consideration	1.2(a)
Change of Control/Bonus Payments	4.8
Claim Payment Due Date	6.5(e)
Closing	1.4
Closing Cash Amount	1.2(a)
Closing Date	1.4
Closing Date Balance Sheet	1.3(a)(iii)
Closing Date Balance Sheet Amount	1.3(a)(iii)
Closing Date Cash Amount	1.3(a)(iii)
Closing Date Net Working Capital Amount	1.3(a)(iii)
Closing Indebtedness Amount	1.2(a)
Closing Statement	1.3(a)(iii)
Company	Recitals
Company Related Person	2.16
Company’s Pre-Closing Returns	7.1
Contributing Persons	2.15(c)
Copyrights	Definition of Intellectual Property
Coronado Real Property Lease	1.5(a)(x)
Disclosing Party	4.4
DOJ	4.3(b)
Domain Names	Definition of Intellectual Property
Employee Benefit Plans	2.9(a)
Escrow Agent	1.5(b)(v)
Escrow Agreement	1.5(a)(iv)
Escrowed Cash	1.2(b)
Estimated Closing Adjustments	1.3(a)(ii)
Estimated Closing Balance Sheet Amount	1.3(a)(ii)
Estimated Closing Cash Amount	1.3(a)(ii)
Estimated Closing Date Balance Sheet	1.3(a)(ii)
Estimated Closing Statement	1.3(a)(ii)
Estimated Excess Payment	1.3(a)
Estimated Net Working Capital Amount	1.3(a)(ii)
Estimated Shortfall Amount	1.3(a)(ii)
Estimated Shortfall Payment	1.3(a)
Estimated Surplus Amount	1.3(a)(ii)
Excluded Assets	2.5(c)

Execution Version

Defined Term	Section
Federal Privacy and Security Regulations	2.21(a)
Final Adjustment Amount	1.3(a)(vii)
Final Working Capital Excess	1.3(a)
Final Working Capital Shortfall	1.3(a)
Financial Statements	2.3
FTC	4.3(b)
Fundamental Representations	8.4(c)
Funds Flow Statement	1.5(a)(xi)
Gross Up Payment	6.5(e)(iv)
HealthStream	First Paragraph
HealthStream Closing Certificate	5.2(d)
HealthStream Closing Documents	3.2(a)
HealthStream Final Cash Amount	1.3(a)
HealthStream Final Working Capital Adjustment	1.3(a)
HealthStream Indemnified Persons	8.2
HealthStream Tax Returns	7.2
HealthStream SEC Documents	3.6
HIPAA	2.21(a)
HITECH Act	2.21(b)
Increased Tax Dispute Notice	6.5(e)(iii)
Increased Tax Indemnity Claim	6.5(e)(ii)
Increased Taxes	6.5(e)(i)
Indemnified Person	8.7(a)
Indemnifying Person	8.7(a)
Independent Accountants	1.3(a)(v)
Infringe	2.15(e)
Leased Real Property	2.6(a)
Littrell	Recitals
Majority Holders	10.12(a)
Material Customers	2.20(a)
Material Suppliers	2.20(a)
Net Insurance Proceeds	8.13
Patents	Definition of Intellectual Property
Procopio	10.14
Procopio Files	10.14
Purchase Price	1.2(a)
Real Property Leases	2.6(a)
Reference Balance Sheet	2.3
Releases	1.5(a)(ii)
Restrictive Covenant Agreements	1.5(a)(iii)
Section 338 Forms	6.5(a)
Shareholder Closing Certificate	5.1(g)
Shareholder Final Cash Adjustment	1.3(a)
Shareholder Final Working Capital Adjustment	1.3(a)
Shareholders	First Paragraph
Shareholders’ Representative	10.12(a)
Software	Definition of Intellectual Property
Shareholders Closing Documents	2.2(a)
Shares	Recitals
Straddle Period	7.1

Execution Version

Defined Term	Section
Systems	2.15(m)
Tax Filing Party	6.5(d)
Termination Date	9.1(g)
Third-Party Claim	8.7(a)
Total Adjustment Amount	1.3(a)
Trademarks	Definition of Intellectual Property
Trade Secrets	Definition of Intellectual Property
Transfer Taxes	7.2
Ultimate Working Capital Excess	1.3(a)
Ultimate Working Capital Shortfall	1.3(a)
Working Capital Effective Time	1.3(a)(iii)

Execution Version

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:

“401(k) Plan” means the 401(k) plan of the Company.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Bugs” means any Errors in any Software or Systems that occur and are or may be corrected in the Ordinary Course of Business. Bugs shall exclude specifically (i) any errors in pre-production, alpha or beta releases of Software and Systems; and (ii) customer requests for improvements or modified functionality disclosed in the Software Known Issues Log.

“Business Day” means any day other than Saturday or Sunday on which the Federal Reserve Bank of New York is open.

“Cash and Cash Equivalents” means, with respect to the Company and its Subsidiaries, all cash and cash equivalents, repayable on demand and freely remittable as of the Closing. For avoidance of doubt, Cash and Cash Equivalents: (i) shall be increased by all checks and drafts deposited for the account of the Company and its Subsidiaries as of the Closing to the extent such checks and/or drafts have not been credited by the Company’s and its Subsidiaries’ bank, and (ii) shall be decreased by all checks and drafts issued by the Company and its Subsidiaries as of the Closing to the extent such checks and drafts have not cleared as of the Closing.

“CCC” means the California Corporations Code.

“Closing Receivables” means all accounts receivable and other receivables, whether billed or unbilled, of the Company as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means Software that (i) is generally commercially available and licensed to the Company or its Subsidiaries pursuant to a non-negotiated “off-the-shelf”, “shrinkwrap”, “clickwrap” or website terms of use or terms of service that is easily obtainable without material expense; (ii) has not been modified or customized for the Company or any of its Subsidiaries; and (iii) is licensed to the Company or its Subsidiaries for a one-time fee or an annual fee of $25,000 or less.

“Company’s Accounting Practices and Procedures” means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Financial Statements, as more fully described on Annex E.

“Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company or any of its Subsidiaries has or may acquire any rights or benefits, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company or any of its Subsidiaries is or may become bound.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Shareholders to HealthStream on the date hereof.

Execution Version

“Company Intellectual Property” means any Intellectual Property that is owned, licensed or used by the Company or its Subsidiaries or held for use by the Company or its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted, including all (i) Company-Owned Intellectual Property; and (ii) IP Licenses.

“Company Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on, the business, results of operations or condition (financial or otherwise) of the Company, or on the ability of the Shareholders to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, that (i) events, conditions, circumstances, developments, changes and effects arising from or relating to the following shall not constitute a Company Material Adverse Effect (except to the extent such conditions or changes would have a materially disproportionate effect on the Company compared to other Persons in the industry in which the Company operates): (a) general business or economic conditions, (b) national or international political or social conditions, including the outbreak of hostilities, whether or not pursuant to the declaration of a national emergency or war, (c) financial, banking or securities markets conditions (including any disruption of such markets, any decline in the price of any security or market index), (d) changes in applicable laws or GAAP, (e) general changes or developments in the industry in which the Company operates; or (f) the announcement or pendency of this Agreement and the transactions contemplated hereby.

“Company-Owned Intellectual Property” means any Intellectual Property, including Company-Owned Software, that is owned by (or purported to be owned by) or proprietary to the Company or its Subsidiaries.

“Company-Owned Software” means all proprietary Software owned or developed by or on behalf of the Company or its Subsidiaries.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of January 9, 2014 by and between the Company and HealthStream.

“Current Executives” means Dave Clark, Ian Forrest, Meg Terry and Paul Holbel.

“Damages” means any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim; provided, however, that Damages shall not include punitive or exemplary damages other than in connection with any Third-Party Claim in which such damages are claimed or awarded.

“Data Room” means the electronic collection of documentation with respect to the Company made available to HealthStream through the Procopio data site.

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, pledge, security interest, mortgage, encroachment, easement or restriction of any kind, excluding any non-exclusive License for Company-Owned Software granted to customers in the Ordinary Course of Business pursuant to an Outbound License Agreement.

“Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including soil, air, water and groundwater) or human health.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law.

Execution Version

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company or any Subsidiary of the Company under Section 414 of the Code.

“Error” means any defect that causes a materially incorrect, incomplete or inadequate functioning of the Software or Systems, if such defect (a) renders the Software or System inoperable, or (b) causes incorrect results.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means HLS Air, Inc., a California corporation and PC12 AV Services, Inc., a California corporation.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.

“Hazardous Materials” means any (i) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (ii) any other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, and (iii) any other substance, material or waste which may be the subject of regulatory action by a Governmental Authority pursuant to any Environmental Law.

“HealthStream Disclosure Schedule” means the disclosure schedule delivered by HealthStream to the Company and the Shareholders on the date hereof.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Leased Real Property (including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

Execution Version

“Intellectual Property” means all domestic and foreign (i) patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including computer programs, operating systems, applications, software, firmware, tools, rights in data, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications, enhancements and documentation related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets” ); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments of the foregoing, all goodwill associated with any of the foregoing and rights to recover for past, present and future infringement associated with any of the foregoing.

“IP Licenses” means all Company Contracts pursuant to which Company or its Subsidiaries (i) have acquired rights (including usage rights) in or to any Intellectual Property (“Inbound License Agreements”), or (ii) have licensed, granted, or transferred rights to any Intellectual Property to a third party, including license agreements, settlement agreements, and covenants not to sue (“Outbound License Agreements”).

“Knowledge of the Company” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, Littrell, Tim Littrell or any Current Executive; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Knowledge of HealthStream” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, Robert A. Frist, Jr., J. Edward Pearson, Michael J. Sousa, Gerard M. Hayden and Michael M. Collier; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

Execution Version

“Knowledge of the Shareholders” (and any similar expression) means any matters known by Littrell, or which should be known by Littrell following reasonable inquiry.

“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, directive or other legal requirements.

“Material Company Contract” means any of the following Company Contracts:

(a) any Company Contract involving payments by or to the Company or any of its Subsidiaries (or anticipated to involve payments by or to the Company or any of its Subsidiaries following the Closing), of at least $50,000 during 2014;

(b) any Company Contract with a Material Customer or Material Supplier;

(c) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(d) any Company Contract involving the sale of any assets of the Company or any of its Subsidiaries outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by the Company or any of its Subsidiaries outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;

(e) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any of its Subsidiaries, any guarantee made by the Company or any of its Subsidiaries in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company or any of its Subsidiaries;

(f) any Company Contract relating to employment, including all severance agreement, noncompetition agreements, and employment agreements;

(g) any Company Contract with any Governmental Authority resulting in revenues or expenses to the Company of over $50,000 during 2014;

(h) any collective bargaining agreement or contract with any labor union;

(i) any Real Property Lease;

(j) any IP License (excluding any (i) Inbound Licenses for Commercially Available Software, and (ii) any Company Contract with any customer of the Company not otherwise within the definition of a Material Company Contract pursuant to any other clause of the definition of Material Company Contract);

(k) any Company Contract that is disclosed or required to be disclosed pursuant to Section 2.14(c) of the Company Disclosure Schedule;

(l) any contract or agreement with a Company Related Person;

(m) any other Company Contract that is otherwise material to the Company or its Subsidiaries; and

(n) each amendment, supplement and modification in respect of any of the foregoing.

Execution Version

“Net Working Capital” means, in each case as determined in accordance with the Company’s Accounting Practices and Procedures:

(a) without duplication, all current assets of the Company and its Subsidiaries, including (i) the Closing Receivables, and (ii) prepaid expenses, but excluding all Cash and Cash Equivalents, less

(b) without duplication,

(1) all current liabilities of the Company and its Subsidiaries, including (i) accounts payable, (ii) payroll accruals, (iii) deferred time off accruals, and (iv) other current liabilities arising from events or activities prior to the Closing, but excluding deferred revenue; plus

(2) (i) to the extent outstanding and unpaid at Closing, all Transaction Expenses (excluding the Transaction Expenses in respect of which the Cash Consideration has been reduced in accordance with Section 1.2(a) of the Agreement), and (ii) any employer payroll Taxes of the Company and its Subsidiaries resulting from the payment of the Change of Control Payments; plus

(3) any Change of Control/Bonus Payments to the extent outstanding and unpaid at Closing (excluding Change of Control/Bonus Payments made prior to the Closing in accordance with Section 4.8 of the Agreement); plus

(4) any Indebtedness of the Company and its Subsidiaries to the extent outstanding and unpaid at Closing (excluding the Closing Indebtedness Amount in respect of which the Cash Consideration has been reduced in accordance with Section 1.2(a) of the Agreement).

For purposes of clarity, Net Working Capital will not include in its calculation any Excluded Subsidiaries or Excluded Assets.

“Open Source Technology” means any Software, product or technology that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) Affero GPL and (ix) the Apache License.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with the Company’s and its Subsidiaries’ past custom and practice (including with respect to quantity and frequency) so long as it is in compliance with all applicable Legal Requirements.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the use of the

Execution Version

Leased Real Property by the Company and its Subsidiaries; (iii) any and all matters and encumbrances (including fee mortgages or ground leases) affecting the Leased Real Property and other Encumbrances not created or granted by the Company or its Subsidiaries but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company or its Subsidiaries to use any of the Leased Real Property or the use by the Company of its assets as a whole; and (iv) mechanics’, carriers’, workers’, repairers’ and other similar liens arising in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company’s property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Legal Requirement.

“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

“Pre-Closing Tax Periods” means all taxable periods of the Company and its Subsidiaries ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Reference Net Working Capital Amount” means $3,500,000.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” means the Seller, the Company, the Shareholders and the Shareholders’ Representative.

“Software Known Issues Log” means the list of corrected and uncorrected Bugs and requests for enhancements, improvements or modified features or functionality for the Company-Owned Software set forth in Section 2.15(i) of the Company Disclosure Schedule.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheatment registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment, charge or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of, any Governmental Authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

Execution Version

“Tax Returns” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all legal, professional and other costs, fees and expenses incurred by the Company and its Subsidiaries, or by the Company or its Subsidiaries on behalf of any Shareholder, in each case in connection with this Agreement or any of the transactions contemplated hereby, including (i) all brokerage or finder’s fees or commissions or similar payments, and (ii) all legal, accounting and other professional fees and expenses, in any such case that have not been paid in full by the Company, its Subsidiaries or by the Shareholders prior to the Closing.